EXHIBIT 10.2


                                      LEASE


                                       BLU
                                   TRADE NAME


                               BLUE HOLDINGS, INC.
                                     TENANT


                                       169
                                  STORE NUMBER


                                  WESTFIELD(R)


                                  SAN FRANCISCO
                                     CENTRE

                                 INDEX TO LEASE

                                                                            PAGE
                                                                             NO.
                                                                            ----
DATA SHEET  AND GRANT .....................................................    1
ARTICLE I. GRANT AND TERM
   Section 1.01. Conditions of Grant ......................................    4
   Section 1.02. Term .....................................................    4
    Section 1.03. Late Opening ............................................    4
ARTICLE II. RENTAL
   Section 2.01. Minimum Annual Rental ....................................    4
   Section 2.02. Percentage Rental ........................................    5
   Section 2.03. Gross Sales ..............................................    5
   Section 2.04. Tenant's Tax Obligation ..................................    6
   Section 2.05. Trash Removal Charge .....................................    8
   Section 2.06. Additional Rent ..........................................    8
   Section 2.07. Late Charge ..............................................    8
   Section 2.08. Tenant's Payment Obligations .............................    9
ARTICLE III. RECORDS AND BOOKS OF ACCOUNT
   Section 3.01. Tenant's Records .........................................    9
   Section 3.02. Reports by Tenant ........................................    9
ARTICLE IV. AUDIT
   Section 4.01. Right to Examine Books ...................................   10
   Section 4.02. Audit ....................................................   10
ARTICLE V. CONSTRUCTION OF PREMISES
   Section 5.01. Construction of Premises .................................   10
   Section 5.02. Certificate of Occupancy .................................   11
   Section 5.03. Condition of Premises ....................................   11
   Section 5.04. Ultimate Rental Commencement Date ........................   11
   Section 5.05  Required Improvements ....................................   11
ARTICLE VI. ALTERATIONS, CHANGES
AND ADDITIONS
   Section 6.01. Alterations by Tenant ....................................   12
   Section 6.02. Removal by Tenant ........................................   12
   Section 6.03. Changes and Additions ....................................   12
   Section 6.04. Rights of Landlord .......................................   13
ARTICLE VII. CONDUCT OF BUSINESS BY TENANT
   Section 7.01. Permitted Use ............................................   13
   Section 7.02. Operation of Business ....................................   13
   Section 7.03  Hazardous Materials ......................................   15
   Section 7.04. Radius ...................................................   17
ARTICLE VIII  COMMON AREAS
   Section 8.01. Operation and Maintenance of
     Common Areas .........................................................   18
   Section 8.02. Use of Common Areas ......................................   18
   Section 8.03. Common Area Operating Costs
   and Expenses ...........................................................   18
ARTICLE IX. SIGNS
   Section 9.01  Tenant's Signs ...........................................   19
ARTICLE X. MAINTENANCE OF PREMISES
   Section 10.01. Landlord's Obligations for
     Maintenance ..........................................................   20
   Section 10.02. Tenant's Obligations for
     Maintenance ..........................................................   20
ARTICLE XI. INSURANCE AND INDEMNITY
   Section 11.01. Tenant's Insurance ......................................   21
   Section 11.02. Landlord's Insurance ....................................   22
   Section 11.03. Covenant to Hold Harmless ...............................   23
   Section 11.04. Waiver of Right of Recovery .............................   23
ARTICLE XII. UTILITIES
   Section 12.01. Utility Charges .........................................   23
ARTICLE XIII. ESTOPPEL STATEMENT,
ATTORNMENT AND SUBORDINATION
   Section 13.01. Estoppel Statement ......................................   24
   Section 13.02. Attornment ..............................................   25
   Section 13.03. Subordination ...........................................   25
   Section 13.04. Remedies ................................................   25
   Section 13.05  Notice to Mortgagee, Beneficiary or
   Ground Lessor ..........................................................   25
ARTICLE XIV. ASSIGNMENT AND SUBLETTING
   Section 14.01. Restrictions on Transfer ................................   25
   Section 14.02. Procedure For Transfer ..................................   27
   Section 14.03. Transfer Rent Adjustment ................................   27
   Section 14.04. Required Documents and Fees .............................   28
   Section 14.05. Transfer of Stock or Partnership
     Interest .............................................................   28
   Section 14.06. Assignment and Sublease Rentals .........................   28
ARTICLE XV. WASTE OR NUISANCE
   Section 15.01. Waste or Nuisance .......................................   28
ARTICLE XVI. TRADE NAME; PROMOTIONAL
 PROGRAM AND MEDIA FUND
   Section 16.01. Trade Name ..............................................   29
   Section 16.02. Promotional Program .....................................   29
ARTICLE XVII. DAMAGE AND DESTRUCTION
   Section 17.01. Reconstruction of Damaged Premises ......................   29
   Section 17.02. Landlord's Option to Terminate
     Lease ................................................................   30
ARTICLE XVIII. EMINENT DOMAIN
   Section 18.01. Total Condemnation of Premises ..........................   31
   Section 18.02. Partial Condemnation ....................................   31
   Section 18.03. Landlord and Tenant Damages .............................   31
ARTICLE XIX. DEFAULT
   Section 19.01. Rights Upon Default .....................................   32
ARTICLE XX. BANKRUPTCY OR INSOLVENCY
   Section 20.01. Tenant's Interest Not Transferable ......................   34
   Section 20.02. Termination .............................................   34
   Section 20.03. Tenant's Obligations to Avoid
     Creditors' Proceedings ...............................................   34
   Section 20.04. Election to Assume Lease ................................   34
     Section 20.05. Subsequent Bankruptcy .................................   34
   Section 20.06. Assignment ..............................................   34
   Section 20.07. Occupancy Charges .......................................   34
   Section 20.08. Consent .................................................   35
   Section 20.09. Attorney Fees ...........................................   35
   Section 20.10. Other Laws ..............................................   35
ARTICLE XXI. ACCESS BY LANDLORD
   Section 21.01. Right of Entry ..........................................   35
ARTICLE XXII. TENANT'S PROPERTY
   Section 22.01. Taxes on Tenant's Property ..............................   36
   Section 22.02. Loss and Damage .........................................   36
   Section 22.03. Notice by Tenant ........................................   36
ARTICLE XXIII. HOLDING OVER
   Section 23.01. Holding Over ............................................   36
   Section 23.02. Successors ..............................................   36
ARTICLE XXIV. RULES AND REGULATIONS
   Section 24.01. Rules and Regulations ...................................   36
ARTICLE XXV. QUIET ENJOYMENT
   Section 25.01. Landlord's Covenant .....................................   37
ARTICLE XXVI. SECURITY DEPOSIT
   Section 26.01. Deposit .................................................   37
ARTICLE XXVII. MISCELLANEOUS
   Section 27.01. Waiver; Election of Remedies ............................   37
   Section 27.02. Entire Agreement ........................................   38
   Section 27.03. Interpretation; Use of Pronouns;
     Authority ............................................................   38
   Section 27.04. Delays; Force Majeure ...................................   38
   Section 27.05. Notices .................................................   38
   Section 27.06. Captions and Section Numbers ............................   39
   Section 27.07. Broker's Commission .....................................   39
   Section 27.08. Recording ...............................................   39
   Section 27.09. Furnishing of Financial Statements ......................   39
   Section 27.10. Waiver of Counterclaim or Defenses in
     Action for Possession ................................................   39
   Section 27.11. Transfer of Landlord's Interest .........................   39
   Section 27.12. Floor Area ..............................................   39
   Section 27.13. Interest on Past Due Obligations ........................   40
   Section 27.14. Liability of Landlord ...................................   40
   Section 27.15. Accord and Satisfaction .................................   40
   Section 27.16. Execution of Lease; No Option ...........................   40
   Section 27.17. Governing Law ...........................................   40
   Section 27.18. Specific Performance of
     Landlord's Rights ....................................................   41
   Section 27.19. Survival of Tenant's Obligations ........................   41
   Section 27.20. Certain Rules of Construction ...........................   41
   Section 27.21. Confidentiality .........................................   41
   Section 27.22. Attorney Fees ...........................................   41
   Section 27.23. Index ...................................................   41
   Section 27.24. Waiver of Trial by Jury .................................   42
   Section 27.25. Mortgagee Changes .......................................   42
   Section 27.26. Real Estate Investment Trust ............................   42
   Section 27.27  Storage Unit ............................................   42


                            EXHIBITS - SEE DATA SHEET

                         WESTFIELD SAN FRANCISCO CENTRE

                                      LEASE

                              CITY OF SAN FRANCISCO
                             COUNTY OF SAN FRANCISCO
                               STATE OF CALIFORNIA

         THIS LEASE is made as of this __________ day of  _____________________,
2006, by and between EMPORIUM DEVELOPMENT, L.L.C., a Delaware limited liability company, whose address is 11601 Wilshire Boulevard, 11th Floor, Los Angeles, California 90025 ("Landlord"), AND BLUE HOLDINGS, INC., a Nevada corporation, whose address is: 5804 East Slauson Avenue, Commerce, CA 90040 ("Tenant").

         Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, does hereby demise and lease unto Tenant, and Tenant hereby rents and hires from Landlord, those certain premises identified on Exhibit A-2 attached hereto and made a part hereof ("the Premises"). The Premises are in and part of the shopping center located in the City of San Francisco, California commonly known as "WESTFIELD SAN FRANCISCO CENTRE" (the "Shopping Center"), a general site plan of which is shown on Exhibit A-1 attached hereto and made a part hereof. The term "Shopping Center" shall mean:
(i) the land and improvements as may be generally schematically depicted on Exhibit A-1, whether owned in fee or ground leased by Landlord; (ii) any other land, together with the improvements thereon, and any easement or right of way at any time designated by Landlord to be part of the Shopping Center; and (iii) any plant, area, building or other facility serving any portion of the Shopping Center but not located in the Shopping Center, including the facilities connecting same to the Shopping Center. Landlord reserves the right to add or to sever the ownership of any portion of the Shopping Center at any time. The "Floor Area" of the Shopping Center (as defined in Section 27.12) shall be deemed to include the areas shown on Exhibit A-1 and shall be deemed to exclude "Department Stores" (as hereinafter defined), theatre premises, full-service sit-down restaurants, commercial office space, all premises having an exterior entrance; premises which do not front on any enclosed mall area of the Shopping Center; and all basement or storage space not used for retail purposes. The term "Department Store" shall be deemed to include any tenant leasing Twenty Thousand (20,000) square feet or more of Floor Area. The Premises is described as follows:

        Store No. 169 , being approximately 3,272 square feet located in
       Building 2 . In addition, Tenant shall have the use of the Storage
               Unit in accordance with Section 27.27 of the Lease.

                                   DATA SHEET

         The following references furnish data to be incorporated in the specified sections of this Lease and shall be construed as if set forth in this
Lease:

(1)      SECTION 1.02: TERM:

         Grand Opening Date: AS DETERMINED BY LANDLORD AND CURRENTLY ESTIMATED TO BE SEPTEMBER 28, 2006.

         Expiration Date of Term:  JANUARY 31, 2017
                                   ---------------------------------------------

(2)      SECTION 2.01:  MINIMUM ANNUAL RENTAL:

         RENTAL   COMMENCEMENT  DATE  THROUGH  JANUARY  31,  2008:  TWO  HUNDRED
         SIXTY-ONE THOUSAND SEVEN HUNDRED SIXTY AND NO/100 DOLLARS
                                                                 ($ 261,760.00);

         FEBRUARY 1, 2008  THROUGH  JANUARY 31,  2009:  TWO HUNDRED  SIXTY-EIGHT
         THOUSAND THREE HUNDRED FOUR AND NO/100 DOLLARS          ($ 268,304.00);

         FEBRUARY 1, 2009  THROUGH  JANUARY 31, 2010:  TWO HUNDRED  SEVENTY-FIVE
         THOUSAND TWELVE AND NO/100 DOLLARS                      ($ 275,012.00);

         FEBRUARY 1, 2010 THROUGH JANUARY 31, 2011: TWO HUNDRED EIGHTY-ONE THOUSAND EIGHT HUNDRED EIGHTY-SEVEN AND NO/100 DOLLARS ($ 281,887.00);

         FEBRUARY 1, 2011  THROUGH  JANUARY 31, 2012:  TWO HUNDRED  EIGHTY-EIGHT
         THOUSAND NINE HUNDRED THIRTY-FOUR AND NO/100 DOLLARS    ($ 288,934.00);

         FEBRUARY 1, 2012  THROUGH  JANUARY  31,  2013:  TWO HUNDRED  NINETY-SIX
         THOUSAND ONE HUNDRED FIFTY-SEVEN AND NO/100 DOLLARS     ($ 296,157.00);

         FEBRUARY 1, 2013 THROUGH JANUARY 31, 2014: THREE HUNDRED THREE THOUSAND
         FIVE HUNDRED SIXTY-ONE AND NO/100 DOLLARS               ($ 303,561.00);

         FEBRUARY  1, 2014  THROUGH  JANUARY  31,  2015:  THREE  HUNDRED  ELEVEN
         THOUSAND ONE HUNDRED FIFTY AND NO/100 DOLLARS           ($ 311,150.00);

         FEBRUARY 1, 2015 THROUGH JANUARY 31, 2016: THREE HUNDRED EIGHTEEN THOUSAND NINE HUNDRED TWENTY-NINE AND NO/100 DOLLARS ($ 318,929.00); AND

         FEBRUARY 1, 2016 THROUGH THE END OF THE TERM: THREE HUNDRED  TWENTY-SIX
         THOUSAND NINE HUNDRED TWO AND NO/100 DOLLARS            ($ 326,902.00).

 (3)     SECTION 2.02:  PERCENTAGE RENTAL:

         Percentage Rental Rate: SIX PERCENT (6%) of Gross Sales in excess of the Annual Breakpoint(s) as follows:

         RENTAL COMMENCEMENT DATE THROUGH JANUARY 31, 2008: FOUR MILLION THREE HUNDRED SIXTY-TWO THOUSAND SIX HUNDRED SIXTY-SIX AND NO/100 DOLLARS
                                                               ($ 4,362,667.00);

         FEBRUARY 1, 2008 THROUGH JANUARY 31, 2009: FOUR MILLION FOUR HUNDRED SEVENTY-ONE THOUSAND SEVEN HUNDRED THIRTY-THREE AND NO/100 DOLLARS
                                                               ($ 4,471,733.00);

         FEBRUARY 1, 2009 THROUGH JANUARY 31, 2010: FOUR MILLION FIVE HUNDRED EIGHTY-THREE THOUSAND FIVE HUNDRED TWENTY-SEVEN AND NO/100 DOLLARS
                                                               ($ 4,583,527.00);

         FEBRUARY 1, 2010 THROUGH JANUARY 31, 2011: FOUR MILLION SIX HUNDRED NINETY-EIGHT THOUSAND ONE HUNDRED FIFTEEN AND NO/100 DOLLARS
                                                               ($ 4,698,115.00);

         FEBRUARY 1, 2011 THROUGH JANUARY 31, 2012: FOUR MILLION EIGHT HUNDRED FIFTEEN THOUSAND FIVE HUNDRED SIXTY-EIGHT AND NO/100 DOLLARS
                                                               ($ 4,815,568.00);

         FEBRUARY 1, 2012 THROUGH JANUARY 31, 2013: FOUR MILLION NINE HUNDRED THIRTY-FIVE THOUSAND NINE HUNDRED FIFTY-SEVEN AND NO/100 DOLLARS
                                                               ($ 4,935,957.00);

         FEBRUARY 1, 2013  THROUGH  JANUARY 31, 2014:  FIVE  MILLION  FIFTY-NINE
         THOUSAND THREE HUNDRED FIFTY-SIX AND NO/100 DOLLARS   ($ 5,059,356.00);

         FEBRUARY 1, 2014  THROUGH  JANUARY 31,  2015:  FIVE MILLION ONE HUNDRED
         EIGHTY-FIVE   THOUSAND  EIGHT  HUNDRED  FORTY  AND  NO/100  DOLLARS
                                                               ($ 5,185,840.00);

         FEBRUARY 1, 2015 THROUGH  JANUARY 31, 2016:  FIVE MILLION THREE HUNDRED
         FIFTEEN  THOUSAND  FOUR  HUNDRED   EIGHTY-SIX  AND  NO/100  DOLLARS
                                                           ($ 5,315,486.00); AND

         FEBRUARY 1, 2016 THROUGH THE END OF THE TERM: FIVE MILLION FOUR HUNDRED FORTY-EIGHT THOUSAND THREE HUNDRED SEVENTY-THREE AND NO/100 DOLLARS
                                                               ($ 5,448,373.00).

(4)      SECTION 2.05:  TRASH REMOVAL CHARGE:            PAID DIRECT
                                              ----------------------------------

(5) SECTION 6.01: ALTERATIONS BY TENANT: An aggregate of Twenty Five Thousand Dollars ($25,000.00) permitted in each lease year.

(6) SECTION 7.01: PERMITTED USE: FOR THE DISPLAY AND SALE AT RETAIL OF HIGH-QUALITY BRANDED JEANS (SUCH AS, BUT NOT LIMITED TO, "ANTIK DENIM" "TAVERNITI SO JEANS" AND "YANUK") AND CASUAL TOPS FOR MEN, WOMEN, AND CHILDREN, AND THE INCIDENTAL DISPLAY AND SALE AT RETAIL OF RELATED ACCESSORIES, TO INCLUDE

         BY WAY OF EXAMPLE AND WITHOUT LIMITATION, JEWELRY, SUNGLASSES, BAGS, PURSES, COSMETICS, HAIR SKIN AND NAIL PRODUCTS, SHOES AND GIFTS; PROVIDED, HOWEVER, THAT THE SALE AND DISPLAY OF SUCH ACCESSORIES SHALL BE LIMITED TO AN AREA NOT TO EXCEED 25% OF THE TOTAL SALES FLOOR AREA OF THE PREMISES. The Premises shall be used solely for the use stated above and for no other use or purpose.

(7) SECTION 8.03: COMMON AREA CHARGE: $30.00 psf per annum increased 5% each January 1st following the Rental Commencement Date.

(8) SECTION 12.01: HVAC UTILITY CHARGE: $4.41 psf per annum increased by the Index each January 1st following the Rental Commencement Date.

(9) SECTION 16.01: TRADE NAME: Tentatively, "Blu,"or "Blu Concept," or "Blue Concept" It is understood that the foregoing Trade Names are tentative and within 30-days following the Commencement Date, Tenant shall notify Landlord in writing of the final Trade Name to be used and such Trade Name shall be subject to Landlord's reasonable approval. Further, Tenant shall have the right to change the Trade Name as provided in Section 16.01 of the Lease.

(10)     SECTION  16.02:   PROMOTIONAL  PROGRAM:   THREE  THOUSAND  TWO  HUNDRED
         SEVENTY-TWO AND NO/100 DOLLARS ($3,272.00) per annum.

         INITIAL ASSESSMENT: THREE THOUSAND TWO HUNDRED SEVENTY-TWO AND NO/100 DOLLARS ($3,272.00).

(11)     SECTION 26.01: SECURITY DEPOSIT: NONE .

(12)     SECTION 27.05:  LEGAL NOTICE ADDRESS:

         Landlord:                                 Tenant:  To the Premises and:

         EMPORIUM DEVELOPMENT, L.L.C.              BLUE HOLDINGS, INC.
         11601 Wilshire Boulevard, 11th Floor      5804 East Slauson Avenue
         Los Angeles, California  90025            Commerce, CA 90040
         Attention:  Legal Department              Attn:  President

                                                   Billing Address:

                                                   BLUE HOLDINGS, INC.
                                                   5804 East Slauson Avenue
                                                   Commerce, CA 90040
                                                   Attn:  President


(13)     ADDRESS  FOR  RENTAL  PAYMENTS:  PAYEE:  Emporium  Development,  L.L.C.
         ADDRESS: c/o Bank of America, File #30548, P. O. Box 60000, San Francisco, CA 94160-0548.

(14) REIMBURSEMENT FOR LANDLORD'S WORK AT TENANT'S EXPENSE: DETERMINED IN ACCORDANCE WITH EXHIBIT B, SECTION IV

(15) ADDENDUM TO EXHIBIT B: TENANT ALLOWANCE: EIGHT HUNDRED EIGHTEEN THOUSAND AND NO/100 DOLLARS ($818,000.00).

                                    EXHIBITS

         The following exhibits are attached hereto, and such exhibits, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof:

EXHIBIT "A-1":.........................................................SITE PLAN
EXHIBIT "A-2":........................................................FLOOR PLAN
EXHIBIT "B":............................................CONSTRUCTION OF PREMISES
EXHIBIT "C"..........................................ADDITIONAL INSURED ENTITIES
EXHIBIT "D"................................................INTENTIONALLY OMITTED
EXHIBIT "E"...................................EMPLOYMENT COMPLIANCE REQUIREMENTS

                                    ARTICLE I

         GRANT AND TERM

         SECTION 1.01 CONDITIONS OF GRANT.

         The exterior walls, the floor above, the roof and the area beneath the Premises are not demised hereunder, and the use thereof, together with the right to locate, both vertically and horizontally, install, maintain, use, repair and replace pipes, utility lines, ducts, conduits, flues, refrigerant lines, drains, sprinkler mains and valves, access panels, wires and structural elements leading through the Premises serving other parts of the Shopping Center is hereby reserved unto Landlord. Landlord agrees to use reasonable efforts to locate any such items in locations that do not materially interfere with Tenant's use of the Premises.

         SECTION 1.02 TERM.

         The "Term" of this Lease shall commence on the date (the "Commencement Date") of the execution of this Lease by Landlord and Tenant. Tenant's obligation for payment of Minimum Annual Rental, Percentage Rental and Additional Rent shall commence upon the date (the "Rental Commencement Date") which is the earlier to occur of (a) the date on which Tenant opens its store in the Premises for business to the public, or (b) the date set forth in a notice sent by Landlord to Tenant specifying the "Grand Opening Date", provided that such date shall not be sooner than ninety (90) days from the date the notice is mailed by Landlord. Tenant shall cooperate with Landlord to effect the Grand Opening Date as set forth in such notice, and Tenant shall delay opening of the Premises until the Grand Opening Date, if required by such notice or if subsequently extended by Landlord upon written notice to Tenant. Any occupancy of the Premises by Tenant following the Commencement Date and prior to the Rental Commencement Date shall be subject to all terms and conditions of this Lease other than payment of Rental. The Term of this Lease shall end on the expiration date set forth in the Data Sheet, unless sooner terminated in accordance with this Lease. Unless otherwise approved in writing by Landlord, Tenant shall open its store in the Premises for business to the public (with improvements pursuant to Exhibit B hereto completed and the Premises fully fixtured, stocked with current season merchandise in place and staffed, with Tenant prepared to engage in selling merchandise and/or services as provided pursuant to Article VII) by the Rental Commencement Date. For the purposes of this Lease, the first lease year shall be the period commencing on the Rental Commencement Date and ending on January 31 next following; after the first lease year, the term "lease year" shall mean a fiscal year of twelve (12) consecutive calendar months ending on January 31 of each calendar year.

         SECTION 1.03 LATE OPENING.

         In the event Tenant shall fail to open its store for business by the Rental Commencement Date, the parties agree that it is and will be impracticable and extremely difficult to determine the actual damages suffered by Landlord. Therefore, the parties have agreed that in order to compensate Landlord for its loss, Tenant shall pay to Landlord as Additional Rent, upon demand, the sum of Two Hundred Fifty and No/100 Dollars ($250.00) per day for each day Tenant delays its initial opening in accordance with Section 1.02 above, after and including the Rental Commencement Date. This remedy shall be in addition to any and all other remedies provided in this Lease or by law to Landlord in the event of default by Tenant. Such Additional Rent shall be deemed to be in lieu of Percentage Rental only (as that term is defined in Section 2.02) that might have been earned during the period of Tenant's failure to open. The amount has been determined based upon numerous considerations including the fact that Landlord will have expended considerable sums of money in reliance upon and based upon Tenant opening for business on the Rental Commencement Date.

                                   ARTICLE II

                                     RENTAL

         SECTION 2.01 MINIMUM ANNUAL RENTAL.

         (a) From and after the Rental Commencement Date, Tenant shall pay to Landlord as the "Minimum Annual Rental" the sum set forth in the Data Sheet for each lease year during the Term in equal consecutive monthly installments in advance on or before the first day of each month, without prior demand or notice. Minimum Annual Rental, Percentage Rental, Additional Rent and all other sums payable to Landlord pursuant to this Lease shall be paid to Landlord in currency of the United States or other customary commercial manner at the address set forth in the Data Sheet under "Address for Rental Payments," or such other place as Landlord may designate, without any deductions or offsets whatsoever.

         (b) Should the Rental Commencement Date occur on a day other than the first day of a calendar month, then the Minimum Annual Rental for such fractional month shall be one three hundred sixty-fifth (1/365th) of the Minimum Annual Rental multiplied by the number of days remaining in the month. Should any lease year contain less than twelve (12) calendar months, said Minimum Annual Rental shall be prorated.

         SECTION 2.02 PERCENTAGE RENTAL.

         (a) In addition to the payment of Minimum Annual Rental and Additional Rent, from and after the Rental Commencement Date, Tenant shall pay to Landlord in accordance with the provisions of this Section 2.02, "Percentage Rental" equal to the product of the Percentage Rental Rate specified in the Data Sheet times the amount by which Gross Sales (as defined in Section 2.03) exceed the "Annual Breakpoint" specified in the Data Sheet.

         (b) Percentage Rental shall be computed on all Gross Sales made during each lease year and payable by Tenant in installments commencing on the date which is ten (10) days after that calendar month of each lease year in which Gross Sales to date for such lease year exceed the Annual Breakpoint. The first
(1st)  installment shall equal the product of (a) the Percentage Rental Rate and
(b) the difference between Gross Sales to date for such lease year and the Annual Breakpoint for such lease year. Thereafter, for the balance of such lease year, each monthly installment of Percentage Rental shall be payable simultaneously with the delivery of each monthly statement of Gross Sales and shall equal the product of (i) the Percentage Rental Rate and (ii) Gross Sales for the month depicted on the monthly statement.

         (c) If, at the end of any lease year, the total amount of Percentage Rental paid by Tenant based upon Gross Sales for such lease year exceeds the total amount of Percentage Rental required to be paid by Tenant for such lease year, Tenant shall receive a credit, equivalent to such excess, against the next monthly payments of Percentage Rental due from Tenant to Landlord under this Lease (or if no Percentage Rental is due from Tenant within thirty (30) days after the determination of such excess, such excess shall be applied against the next monthly payments of Additional Rent). If at the end of the final lease year the total amount of Percentage Rental paid by Tenant exceeds the total amount of Percentage Rental required to be paid by Tenant for such lease year, such excess shall be refunded to Tenant after (i) Tenant has vacated the Premises in accordance with the provisions of this Lease and (ii) any Rental due Landlord from Tenant under this Lease has been paid in full or deducted therefrom. If at the end of any lease year, the total amount of Percentage Rental paid by Tenant for such lease year is less than the total amount of Percentage Rental required to be paid by Tenant for such lease year, Tenant shall pay the amount of such deficiency on or before the thirtieth (30th) day after the last day of such lease year. Should any lease year contain less than twelve (12) calendar months, then, the Annual Breakpoint shall be adjusted proportionately for such partial lease year.

       SECTION 2.03 GROSS SALES.

         (a) The term "Gross Sales" as used herein shall be construed to include the entire amount of the actual sales price (including all finance charges by Tenant or anyone on Tenant's behalf) whether for cash, credit or otherwise, of all sales, rentals, leases, licenses or other transfer of merchandise or services and other receipts whatsoever of all business conducted in or from the Premises, by Tenant, all subtenants, assignees, licensees, concessionaires or otherwise, including, without limitation: mail, catalogue, closed circuit television, computer, other electronic or telephone orders received or filled at the Premises; all deposits not refunded to purchasers; orders taken, although said orders may be filled elsewhere; gross receipts from vending machines, electronic games or similar devices, whether coin-operated or otherwise; and the entire amount of the actual sales price and all other receipts for sales and services by Tenant, any subtenants, assignees, licensees, concessionaires or otherwise in or from the Premises. A "sale" shall be deemed to have been consummated for the purposes of this Lease, and the entire amount of the sales price shall be included in Gross Sales, at such time as (i) the transaction is initially reflected in the books or records of Tenant or any subtenant, assignee, licensee or concessionaire (if a concessionaire makes the sale), or
(ii) Tenant or any subtenant, assignee, licensee or concessionaire receives all or any portion of the sales price, or (iii) the applicable goods or services are delivered to the customer, whichever first occurs, irrespective of whether payment is made in installments, the sale is for cash or for credit, or all or any portion of the sales price has actually been paid at the time of inclusion in Gross Sales or at any other time. Subject to Section 2.03(b) below, no deduction shall be allowed for direct or indirect discounts, rebates, credits or other reductions to employees or others, unless such discounts, rebates, credits or other reductions are generally offered to the public on a uniform basis.

         (b) Notwithstanding anything to the contrary contained in Section 2.03(a) above, Gross Sales shall not include the following:

                  (1) The portion of the sales price of all merchandise returned by customers and accepted for credit to the extent of the credit;

                  (2) Goods returned to sources, including shippers or manufacturers, or transferred to another store or warehouse owned by or affiliated with Tenant (where such exchange of goods or merchandise is made solely for the convenient operation of the business of Tenant and not for purposes of consummating a sale which has theretofore been made in or from the Premises and/or for the purpose of depriving Landlord of the benefit of a sale which otherwise would be made in or from the Premises);

                  (3) Alteration workroom charges and delivery charges at Tenant's cost of sales;

                  (4) Receipts from public telephones, stamp machines, public toilet locks, or vending machines installed solely for use by Tenant's employees;

                  (5) Sales taxes, so-called luxury taxes; consumers' excise taxes, gross receipts taxes and other similar taxes now or hereafter imposed upon the sale of merchandise or services, but only if collected separately from the selling price of goods, merchandise or services and collected from customers;

                  (6) Sales of trade fixtures, equipment or property which are not stock in trade;

                  (7) Sales to employees at  discounted  or reduced  prices,  in accordance with Tenant's standard employee discount plan, however, said exclusion for discounted merchandise shall not exceed two percent (2%) of Tenant's Gross Sales per annum;

                  (8) Separately stated interest, service or carrying charges, however denominated, paid in connection with credit sales.

                  (9) Uncollected accounts in an amount not to exceed two percent (2%) of Tenant's Gross Sales per annum as written off by Tenant as bad debts for income tax purposes, provided, however, prior to such an exclusion for bad debts being taken by Tenant, Tenant shall have exhausted all reasonable efforts to collect such bad debts; and provided further that such bad debts amounts shall be deducted or excluded from Gross Sales in the lease year in which they are written off. If any amount previously written off as a bad debt is later collected, in whole or in part, the amount collected shall be included in Gross Sales in the year in which collected.

         (c) In the event that Tenant's Gross Sales for fifth (5th) full lease year following the Rent Commencement Date (i.e., if the Rent Commencement Date is September 28, 2006, the 5th full lease year will be the lease year ending January 31, 2012), are less than One Million Five Hundred Thousand Dollars ($1,500,000.00) then Tenant shall have the right to terminate this Lease. The right to terminate this Lease shall be exercised by written notice ("Termination Notice") to Landlord within sixty (60) days following Landlord's receipt of Tenant's annual statement of Gross Sales (as required by Section 3.02) for said lease year. The termination of the Lease shall be effective on the ninetieth
(90th) day following the delivery of the Termination Notice. Notwithstanding anything in Section 4.02 to the contrary, Landlord shall have the right to audit Tenant's Records to verify Tenant's Gross Sales for such lease year. If such audit determines that Tenant's Gross Sales are equal to or greater than the threshold stated herein, the right to terminate this Lease shall be null and void and the Lease shall continue in effect for the Term. Tenant's right to terminate as provided herein shall be null and void if Tenant is or has been in material default of this Lease or if Tenant did not operate for business during such lease year due to casualty or other reason.

         In the event of termination of the Lease as provided herein, Tenant shall pay to Landlord, concurrently with delivery of the Termination Notice, the unamortized portion of the Tenant Allowance set forth in the Addendum to Exhibit B (such amortization to be on a straight-line basis over the Term).

         SECTION 2.04 TENANT'S TAX OBLIGATION.

         (a) Commencing with the Rental Commencement Date, and continuing for the balance of the Term, Tenant shall pay to Landlord as Additional Rent Tenant's Share of Taxes (as hereinafter defined) levied or assessed during or with respect to each fiscal tax year falling in whole or in part during the Term following the Rental Commencement Date. "Tenant's Share" shall mean the proportion that the number of square feet of Floor Area in the Premises plus the Floor Area of the Storage Unit bears to the total number of square feet of constructed gross leased and occupied Floor Area in the building where the Premises is located in the Shopping Center (which leased and occupied Floor Area for purposes of this calculation shall not be less than eighty percent [80%] of the gross leasable Floor Area of the Shopping Center). As used herein, the term "Taxes" shall mean any and all taxes, surcharges, assessments, levies, fees and other governmental charges and impositions of every kind or nature, regular or special, direct or indirect, presently foreseen or unforeseen or known or unknown, levied or assessed by municipal, county, state, federal or other governmental taxing or assessing authority (i) upon, against or with respect to the real estate upon which the Shopping Center, or any part of it, is located and to any improvements located in the Shopping Center, and (ii) any other taxes which Landlord becomes obligated to pay with respect to the Shopping Center, irrespective of whether the same are assessed as real or personal property. Taxes shall not include Landlord's income or franchise taxes. To the extent that any such Taxes are the obligation of Tenant pursuant to Section 22.01, the same shall not be included in Tenant's Share pursuant to this Section 2.04. If the Shopping Center shall be part of or shall include a group of buildings or structures collectively owned or managed by Landlord or its affiliates, or shall include any space used for office or other non-retail purposes,

Landlord may determine separately and allocate Taxes between such buildings and structures and the parcels on which they are located, and between the retail and non-retail area of the Shopping Center, in accordance with sound accounting and management principles. Prior to the proration of such Taxes as provided in this
Section 2.04, there shall be deducted therefrom all amounts received from the Department Stores and/or any other tenant within the Shopping Center not included in the definition of Shopping Center towards such Taxes. The Taxes payable by Tenant pursuant to this Section 2.04(a) which are levied or assessed for the fiscal tax year in which the Rental Commencement Date occurs and for the fiscal tax year in which the Term of this Lease ends shall be prorated on a daily basis.

         (b) Should the state where the Shopping Center is located or any political subdivision thereof or any governmental, taxing or assessing authority, directly or indirectly by way of substitution for or in lieu of or in addition to or in any other way directly or indirectly used or intended to provide revenues to fund all or any part of revenues theretofore provided or services theretofore funded by all or any part of the Taxes otherwise required to be paid in whole or in part by Tenant pursuant to this Section 2.04 or
Section 22.01, whether presently foreseen or unforeseen or known or unknown, either (i) impose a tax of any kind or nature upon, against, in connection with or with respect to the rentals or other charges payable by or to Landlord by the Tenant or other tenants in or occupants of the Shopping Center or on the income of Landlord derived from the Shopping Center or on the revenues of the Shopping Center or on Landlord's (or the individuals or entities which constitute the partners of Landlord, if Landlord is a partnership) ownership of the Shopping Center or any portion thereof or interest therein, or any direct or indirect tax whatsoever other than the Taxes otherwise required to be paid in whole or in part by Tenant pursuant to this Section 2.04 or Section 22.01, and/or (ii) reappraise, or determine that the method utilized by Landlord in determining property Taxes to be incorrect, or redetermine the method upon which property taxes are imposed against the Shopping Center from time to time by virtue of a change in the ownership of Landlord's interest or otherwise by operation of law and/or (iii) impose a charge for assessments, taxes, fees, levies and charges imposed by governmental agencies for services such as fire protection, sidewalk and road maintenance, refuse removal and other public services generally provided without charge to property owners or occupants prior to the date of this Lease, the same shall be deemed as a part of Taxes payable by Tenant hereunder for the purposes of this Lease. For the purposes of this Section 2.04, the term "Shopping Center" shall include any land upon which temporary off-site utility systems and parking serving the Shopping Center is located.

         (c) Tenant's Share of Taxes, as reasonably determined by Landlord, shall be paid to Landlord as Additional Rent, in monthly installments on or before the first day of each month (or such longer period as Landlord may determine), in advance, in an amount estimated by Landlord and billed by Landlord to Tenant; provided that Landlord shall have the right initially to determine monthly estimates and to revise the estimates from time to time. Upon receipt of all tax bills pertaining to Taxes payable by Tenant, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant's Share of Taxes for such tax year. In the event any applicable tax bill is not available at the time Landlord bills Tenant for Taxes, Landlord may estimate the amount of such tax. If the total amount paid by Tenant under this Section 2.04 for any calendar, tax, fiscal or lease year during the Term following the Rental Commencement Date shall be less than the actual amount due from Tenant for such year, as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due within thirty (30) days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any such calendar, tax, fiscal or lease year shall exceed such actual amount due from Tenant for such year, such excess shall be credited against the next monthly payments due from Tenant to Landlord under this Lease. If at the end of the final lease year the total amount paid by Tenant hereunder for such lease year shall exceed such actual amount due from Tenant for such year, such excess shall be refunded to Tenant after Tenant has vacated the Premises in good condition at the conclusion of this Lease and any other sums due Landlord from Tenant under this Lease have been paid in full or deducted therefrom. A copy of a tax bill or statement or assessment notice submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of Taxes assessed or levied against the property to which such bill relates. Tenant's obligations under this Section 2.04 shall survive the expiration of the Term or earlier termination of this Lease.

         (d) Landlord reserves the right to contest any Taxes levied or assessed during the Term upon, against or with respect to the Shopping Center or any portion thereof or interest therein. Tenant shall pay to Landlord that proportion of all costs incurred by Landlord in connection therewith based on the formula specified in Section 2.04(a). Notwithstanding any such contest, or any related negotiation or appeal, Tenant shall pay, as provided for in this
Section 2.04, Tenant's Share of Taxes. If, as a result of any such contest, negotiation or appeal, Taxes shall be increased, Tenant's Share of Taxes shall be computed on the basis of the amount of Taxes finally determined to be payable by Landlord, including any of Landlord's reasonable costs in any such contest. If, as a result of any such contest, negotiation or appeal, Taxes shall be decreased, Landlord's statement to Tenant of Taxes following such decrease shall include an adjustment for any prior tax years affected by such decrease reflecting the amount of such decrease in Taxes. Tenant's Share of any such adjustment, less all reasonable costs and expenses, including, but not limited to, attorney fees, expenses of accountants, consultants and appraisers, and administrative expenses incurred by Landlord in connection with such contest, negotiation or appeal and not previously paid by Tenant, shall be treated as a credit against Taxes payable by Tenant following such decrease.

         SECTION 2.05 TRASH REMOVAL CHARGE.

         (a) Tenant, at Tenant's expense, shall at all times keep the Premises (including, without limitation, the service areas adjacent to the Premises, display windows and signs) orderly, neat, safe, clean and free from rubbish and dirt. Tenant shall dispose of all trash (wet or dry) on a daily basis in such receptacles as may be designated by Landlord for such disposal, and until Tenant disposes of such trash, Tenant shall store the trash and other solid waste within the Premises or in such areas as may be designated by Landlord for such storage. Tenant shall not burn any trash or garbage at any time in or about the Shopping Center.

         (b) Solid waste disposal contractors designated by Landlord shall remove trash from said receptacles at such intervals as Landlord may determine, in Landlord's sole discretion. The Data Sheet will set forth whether the Tenant will initially pay (i) the "Trash Removal Charge" as set forth on the Data Sheet, or (ii) the solid waste disposal contractor designated by Landlord directly. Landlord shall have the right to change the method of payment at any time during the Term by providing Tenant thirty (30) days' prior written notice.

         (c) In the event Landlord elects that Tenant pay a Trash Removal Charge, Tenant shall be solely responsible for and shall promptly pay, as Additional Rent hereunder, the sum set forth in the Data Sheet as the "Trash Removal Charge" for each lease year during the Term in equal consecutive monthly installments in advance on or before the first day of each month, without prior demand or notice. Such Trash Removal Charge payable by Tenant shall be adjusted annually commencing on the 1st day of January immediately following the Rental Commencement Date and each January 1st thereafter by the annual percentage increase in the "Index" (as defined in Section 27.23) to the respective January or the closest subsequent month thereto that the Index is published; provided, however, in no event shall Tenant pay less than the Trash Removal Charge payable for the preceding year and provided further, that the Trash Removal Charge shall be at a cost competitive with comparable services in the area in which the Shopping Center is located.

         If Landlord elects that Tenant pay the solid waste disposal contractors directly, then Landlord shall instruct such contractor to bill its charges directly to Tenant, and Tenant shall pay such charges directly to the contractor, and no separate Trash Removal Charge shall be payable hereunder.

         At any time during the Term, Landlord may, upon thirty (30) days' prior written notice to Tenant, discontinue furnishing trash removal services to the Premises without thereby affecting this Lease in any manner or otherwise incurring any liability to Tenant except that Landlord will no longer be required to furnish trash removal services to the Premises. If Landlord does not provide such services and if Landlord has elected not to retain a third party to provide such services, Tenant shall arrange for the regular pickup of all trash, garbage and other solid waste with a contractor and upon terms approved in writing by Landlord, in its sole discretion, provided the same shall be on commercially reasonable terms.

         SECTION 2.06 ADDITIONAL RENT.

         In addition to Minimum Annual Rental and Percentage Rental hereunder, Tenant shall pay, as "Additional Rent" (whether or not so designated herein), in a manner and at the place provided in this Lease, all sums of money required to be paid by Tenant under this Lease. If such amounts or charges are not paid at the time and in the manner as provided in this Lease, they shall nevertheless be collectible as Additional Rent with the next installment of Minimum Annual Rental thereafter falling due, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder or to limit any other remedy of Landlord. All amounts of Minimum Annual Rental, Percentage Rental and Additional Rent (also collectively referred to in this Lease as "Rental") payable in a given month shall be deemed to comprise a single rental obligation of Tenant to Landlord.

         SECTION 2.07 LATE CHARGE.

         Unless specifically stated otherwise in this Lease, all Rental or other charges required to be paid by Tenant pursuant to this Lease shall be due and payable ten (10) days after demand, without any notice from Landlord and without any deductions or offsets whatsoever. The parties hereby agree that late payment by Tenant of any Rental owing under this Lease will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which costs are extremely difficult and impracticable to fix. Such costs and expenses may include, for example, administrative and collection costs, and processing and accounting expenses. Therefore, in the event Tenant fails to pay any monthly installment of Rental within ten (10) days after Tenant receives written notice from Landlord that such sum is owed (provided that no such notice shall be required if Tenant has received two (2) or more written notices of nonpayment from Landlord under this Section within the preceding twelve (12) months), then Tenant shall pay a late charge of five percent (5%) of such amount as Additional Rent. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs and expenses Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted in this Lease. In the event Tenant pays the late charge set forth hereunder but fails to pay contemporaneously therewith all unpaid amounts of Rental, Landlord's acceptance of this late charge payment shall not constitute a waiver of Tenant's default with respect to Tenant's nonpayment nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease, at law or in equity.

         SECTION 2.08 TENANT'S PAYMENT OBLIGATIONS.

         (a) Landlord may, at its option and its sole discretion, apply any payments received from Tenant to any Rental, or other charges which are then due and payable. If Landlord shall not make any specific application of a payment received from Tenant, then any payment received from Tenant shall be applied first to the other charge, then to Rental which has been overdue for the longest period of time. No designation of any payment by Tenant for application to a specific portion of Tenant's financial obligations hereunder shall be binding upon Landlord. Any sums received by Landlord after termination of this Lease shall not constitute rent but shall be received only as reimbursement for use and occupancy of the Premises.

         (b) Tenant covenants to pay all charges under this Lease, including, without limitation, Minimum Annual Rental, Percentage Rental and Additional Rent and other charges, independent of any obligation of Landlord. No breach of this Lease by Landlord shall relieve Tenant of its obligation and duty to pay all such charges when due under the terms of this Article II, except as may otherwise be expressly set forth herein.

                                   ARTICLE III

                          RECORDS AND BOOKS OF ACCOUNT

         SECTION 3.01 TENANT'S RECORDS.

         Tenant shall prepare and keep full, complete and proper books and source documents, in accordance with Generally Accepted Accounting Principles, of the Gross Sales, whether for cash, credit or otherwise, of each separate department at any time operated within the Premises and of the operations of each subtenant, concessionaire, licensee and/or assignee, and shall require and cause all such parties to prepare and keep books, source documents, records and accounts sufficient to substantiate those kept by Tenant ("Records"). The Records to be kept by Tenant shall include, without limitation, true copies of all state and local sales and use tax returns and reports, records of inventories and receipts of merchandise, records of bank deposits of the entire receipts from transactions at the Premises, daily receipts from all sales (including those from mail or telephone orders), and other pertinent original sales records and records of any other transactions conducted in or from the Premises by Tenant and any other persons conducting business from the Premises. Pertinent original sales records shall include, without limitation, a point of sale system of record keeping and such other reasonable documentation which would normally be examined by an independent accountant pursuant to Generally Accepted Auditing Standards in performing an audit of Tenant's sales sufficient to provide determination and verification of Gross Sales and the exclusions and deductions therefrom. Tenant's Records shall be preserved by Tenant at Tenant's corporate offices located in the United States for at least three (3) years after expiration of each lease year or partial lease year. All of books, source documents, records and documentation maintained pursuant hereto shall at all reasonable times be open to the inspection of, and may be copied or extracted from, in whole or in part, by Landlord or Landlord's authorized representative or agent for a period of at least three (3) years after the expiration of each lease year.

         SECTION 3.02 REPORTS BY TENANT.

         Tenant shall furnish to Landlord, within ten (10) days after the expiration of each month of each lease year, a complete statement, certified by Tenant, of the amount of Gross Sales, as defined in Section 2.03 of this Lease, made from the Premises during such period. Tenant shall furnish to Landlord, within thirty (30) days after the expiration of each lease year, a complete statement, certified by Tenant, showing in all reasonable detail the amount of such Gross Sales made by Tenant from the Premises during the preceding lease year or partial lease year. Tenant shall require all subtenants, concessionaires, licensees and/or assignees, if any, to furnish a similar statement. If Tenant or any subtenant, concessionaire, licensee and/or assignee fails more than twice in any 12-consecutive month period to furnish to Landlord any monthly or annual statement of Gross Sales within the time required by this
Section 3.02, then Tenant shall pay within ten (10) days of demand therefor by Landlord as Additional Rent, a special handling fee of One Hundred Dollars ($100.00) per statement until such statement is delivered to Landlord. This remedy shall be in addition to any and all other remedies provided in this Lease or by law to Landlord. In addition, if Tenant or any subtenant, concessionaire, licensee and/or assignee, if any, fails to furnish any two (2) consecutive monthly or annual statements of Gross Sales and such failure continues after the notice and cure period provided for in Article XIX, then, without limiting any of the Landlord's other rights under this Lease, Landlord shall have the right upon ten (10) days' prior written notice to conduct an audit as set forth in
Section 4.02 below and any and all charges occasioned by reason thereof shall be the sole obligation of Tenant and payable on demand.

                                   ARTICLE IV

                                      AUDIT

         SECTION 4.01 RIGHT TO EXAMINE BOOKS.

         Notwithstanding the acceptance by Landlord of payments of Minimum Annual Rental or Percentage Rental or installments thereof, Landlord shall have the right to audit all rentals and other charges actually due hereunder. Within twenty-one (21) days following Landlord's request, Tenant shall make available to Landlord at Tenant's principal business office in the United States for examination, extracting and/or copying all books, source documents, accounts, records and sales tax reports of Tenant and any subtenants, concessionaires, licensees and/or assignees, including Tenant's state and federal income tax returns, in order to verify the amount of Gross Sales made in and from the Premises. Landlord shall not exercise its right to audit or examine Tenant's books and records under this Section more often than once in any lease year except in connection with a default by Tenant or litigation between the parties. Landlord shall not exercise such rights during the months of November and December of any year, nor during the month preceding, following, and in which Tenant's fiscal year ends, unless reasonably necessary to preserve Landlord's rights or in connection with litigation filed in connection with this Lease.

         SECTION 4.02 AUDIT.

         (a) At its option, Landlord may at any time upon twenty-one (21) days' prior written notice to Tenant, cause a complete audit (including a physical inventory) to be made by an auditor selected by Landlord of the entire records and operations of Tenant and/or any subtenants, concessionaires, licensees and/or assignees relating to the Premises for the period covered by any statement issued or required to be issued by Tenant or a concessionaire as above set forth in Article III. In connection with the audit, Landlord or its representative will have the right to inspect records from any other store operated by Tenant or an affiliate of Tenant, but only if such inspection is reasonably necessary to verify Tenant's Gross Sales reports. Tenant shall make available to Landlord's auditor at the Premises or at Tenant's principal business office in the United States, within ten (10) days following Landlord's notice requiring such audit, all of the books, source documents, accounts, records and sales tax reports of Tenant and any of its concessionaires which such auditor deems necessary or desirable for the purpose of making such audit, including Tenant's state and federal income tax returns. If such audit discloses that Tenant's Gross Sales as previously reported for the period audited were understated, Tenant shall immediately pay to Landlord the additional percentage rental due for the period audited. Further, if such understatement was in excess of three percent (3%) of Tenant's actual Gross Sales as disclosed by such audit, Tenant shall immediately pay to Landlord the cost of such audit.

         (b) If upon examination or audit Landlord's accountant or representative determines that sufficient documentation is not maintained, retained, recorded or available to verify Tenant's actual Gross Sales, Tenant shall pay for the cost of such audit and, in addition, should Landlord deem it necessary, Tenant shall reconstruct, at its sole cost and expense, all Records for the determination of Gross Sales for any period being audited.

         (c) If Tenant subleases, licenses, or in any manner allows the Premises to be used by another party (the "Subtenant"), Tenant is responsible for ensuring that the Subtenant's Records conform to the requirements of this Lease. The failure of Subtenant to maintain its Records as required under this Lease, or to correctly report Gross Sales, will be deemed a failure on the part of Tenant to conform to the requirements of this Lease and shall subject Tenant to the remedies set forth in Section 4.02(a) or Section 4.02(b) above.

                                    ARTICLE V

                            CONSTRUCTION OF PREMISES

         SECTION 5.01 CONSTRUCTION OF PREMISES.

         (a) Any improvements to be made to the Premises shall be substantially as set forth in Exhibit B attached hereto. Each of the parties hereto shall perform the obligations imposed upon such party in said Exhibit at the times and in the manner therein provided. It is understood and agreed by Tenant that any minor changes from any plans or specifications covering Landlord's Work as defined in said Exhibit shall not affect or change this Lease or invalidate the same.

         (b) Without limiting the generality of the incorporation by reference of all exhibits and/or addenda to this Lease, Tenant's failure to furnish the plans and specifications required pursuant to Exhibit B ("Plans and Specifications") to Landlord within the time periods and in the form required by Exhibit B which failure continues for more than ten (10) days after written notice from Landlord, or failure to perform any other obligation under Exhibit B, shall constitute a default under this Lease pursuant to Article XIX below, which shall entitle Landlord to all remedies set forth in Article XIX below. In addition, if Landlord reasonably determines that Landlord and Tenant are unable to agree upon Plans and Specifications for the Remodeling Work, Landlord shall notify Tenant and the parties shall meet as necessary and otherwise use their good faith efforts to resolve such dispute for a period of fifteen
(15) days; thereafter, if the dispute is not resolved, Landlord may, at its option, terminate this Lease upon ten (10) days' additional notice to Tenant, in which event this Lease shall terminate on the date specified in such notice. No deviation from the final Plans and Specifications, once approved by Landlord, shall be made by Tenant without Landlord's prior written consent. Approval of the final Plans and Specifications by Landlord shall not constitute the assumption of any responsibility by Landlord for their accuracy, efficacy or sufficiency, and Tenant shall be solely responsible for such items. Any occupancy of the Premises by Tenant prior to the Rental Commencement Date shall be solely for the purpose of inspection, measurement and obtaining information necessary to prepare Plans and Specifications and to construct its leasehold improvements, and shall be subject to all terms and conditions of this Lease applicable to such entry prior to the Rental Commencement Date pursuant to
Section 1.02 above. Storefront barricades, reasonably acceptable to Landlord, attractively screening the Premises from view during construction shall be erected and maintained by Tenant at all times prior to Tenant's opening for business to the general public and shall be removed by Tenant prior to such opening.

         SECTION 5.02 CERTIFICATE OF OCCUPANCY.

         Within the earlier of (a) ten (10) days after completion of construction of Tenant's Work in accordance with the final Plans and Specifications as approved by Landlord (as described in Section 5.01 and Exhibit
B); or (b) ten (10) days after Tenant opens the Premises for business, Tenant shall deliver to Landlord the original of the Certificate of Occupancy for the Premises issued by the appropriate governmental agency, original execution copies of all mechanics' lien releases or other lien releases on account of Tenant's Work, notarized and unconditional, in such form as Landlord shall have approved, copies of all building permits indicating inspection and approval by the issuer of said permits, and an architect's certification that Tenant's Work has been constructed in accordance with the final Plans and Specifications and is fully complete in accordance with Exhibit B. Tenant shall only be required to provide Landlord with mechanic's lien releases from Tenant's general contractor and from any subcontractor or other entity providing work or materials exceeding Two Thousand Five Hundred Dollars ($2,500.00) in value on account of Tenant's Work.

         SECTION 5.03 CONDITION OF PREMISES.

         Except as otherwise specifically provided in this Lease (including, without limitation, in Section 7.03(k) and Exhibit B attached hereto), Tenant hereby agrees that upon delivery of possession of the Premises to Tenant, Tenant shall accept such delivery of possession of the Premises in its then existing "AS IS" condition, and Tenant acknowledges (i) that Tenant shall have inspected the Premises and shall be fully aware of the condition of the Premises as of delivery of possession; (ii) that Landlord shall have no obligation to improve or alter the Premises for the benefit of Tenant; (iii) that, except as may be expressly provided in this Lease, neither Landlord nor any of Landlord's employees, agents, representatives, contractors nor brokers has made any representation or warranty of any kind respecting (a) the condition of the Premises, the building in which the Premises is located, and/or the Shopping Center, (b) the suitability thereof for Tenant's use or the conduct of Tenant's business, or (c) occupancy or operation within the Shopping Center by any other person or entity. Tenant irrevocably waives any claim based upon or related to any such claimed representation by Landlord or any claimed representation by Landlord as to traffic to be expected at the Premises or sales to be expected at the Premises. Tenant's taking possession of the Premises shall constitute Tenant's formal acceptance of the same and acknowledgment that the Premises are in the condition called for under this Lease, subject to all field conditions existing at the time of delivery of possession. In no event shall Landlord be liable for damages or otherwise as a result of any failure to make the Premises available within the time and/or in the condition provided in this Lease and no such failure shall permit Tenant to rescind or terminate this Lease.

         SECTION 5.04 ULTIMATE RENTAL COMMENCEMENT DATE.

         Notwithstanding anything to the contrary contained herein, if for any reason whatsoever (including, without limitation, excusable delay), the Rental Commencement Date shall not have commenced prior to such date as shall be two
(2) years from the Commencement Date, then this Lease shall be automatically terminated without further act of either party hereto and each of the parties hereto shall be released from any further obligation hereunder.

         SECTION 5.05 REQUIRED IMPROVEMENTS.

         In the event the total length of the Term and any extended term (if applicable) is for a period of nine (9) lease years or more, Tenant shall, at its sole cost and expense, be responsible for performing a cosmetic refurbishment of the interior of the Premises to "like new" condition such work to include, but not be limited to new paint, ceilings, wall and floor coverings (hereinafter "Required Improvements"). The Required Improvements shall be performed during the first three (3) months of the sixth (6th) lease year of the Term and every five (5) lease years thereafter, if applicable. The Required Improvements shall be performed in accordance with the provisions contained in this Article V and Exhibit B.

         Notwithstanding the foregoing, if Tenant has performed cosmetic improvements to update the interior of the Premises during the preceding 24-month period such that the interior of the Premises is in like-new, updated condition, Tenant shall not be required to perform the Required Improvements.

                                   ARTICLE VI

                       ALTERATIONS, CHANGES AND ADDITIONS

         SECTION 6.01 ALTERATIONS BY TENANT.

         Tenant shall not make or cause to be made any alterations, additions or improvements to the Premises without the prior written approval of Landlord (for example, but without limiting the generality of the foregoing, Tenant shall not install or cause to be installed any signs, floor covering, interior or exterior lighting, plumbing fixtures, shades, canopies, awnings, electronic detection devices, antennas, mechanical, electrical or sprinkler systems, or make any changes to the storefront). However, Tenant may make such alterations, additions and improvements to the interior of the Premises as do not in the aggregate exceed in any lease year the amount set forth in the Data Sheet, provided (a) the same are cosmetic and not structural in nature, do not affect a utility system, the storefront or storefront sign and are not inconsistent with the final Plans and Specifications approved by Landlord; (b) that Tenant complies with the provisions concerning contractors, labor relations, compliance with law, reporting of costs and insurance and bonds and the provisions of Exhibit B; and (c) that Tenant shall submit to Landlord fifteen (15) days written notice prior to undertaking any of the foregoing. Tenant shall present to Landlord Plans and Specifications for any other alterations, additions or improvements at the time approval is sought, in accordance with criteria and procedures as provided in Exhibit B. All alterations, decorations, additions and improvements made by Tenant shall be deemed to have attached to the Premises and to have become the property of Landlord upon such attachment.

         SECTION 6.02 REMOVAL BY TENANT.

         Upon the expiration or earlier termination of this Lease, Tenant shall not remove any of such alterations, decorations, additions and improvements, except that trade fixtures, equipment and other personal property installed by Tenant ("Property") and not affixed to the Premises may be removed if all Rental and other charges due hereunder are paid in full and Tenant is not otherwise in default hereunder; provided that Tenant immediately repairs any damage caused by such removal. Further, Landlord may designate by written notice to Tenant those alterations, decorations, additions and improvements which shall be removed by Tenant at the expiration or termination of this Lease, and Tenant shall, at its own cost and expense, promptly remove the same and immediately repair any damage to the Premises caused by such removal. If Tenant shall fail to remove any of its Property, Landlord may, at Landlord's option, retain either any or all of the property, and title thereto shall thereupon vest in Landlord without compensation to Tenant; or remove all or any portion of the Property from the Premises and dispose of the Property in any manner, without compensation to Tenant. In the latter event, Tenant shall, upon demand, pay to Landlord the actual expense of such removal and disposition and the repair of any damage to the Premises resulting from or caused by such removal. The obligations contained in this Section 6.02 shall survive the expiration or earlier termination of this Lease.

         SECTION 6.03 CHANGES AND ADDITIONS.

         (a) Subject to subsection (c) hereinbelow, Landlord reserves the right at any time, and from time to time, to make alterations to, and to build additional stories on, the building in which the Premises is located, and to construct other buildings and improvements in the Shopping Center including any modifications of the Common Areas in connection therewith, to enlarge or reduce the Shopping Center, to add decks or elevated parking facilities, and to sell or lease any part of the land comprising the Shopping Center, as shown on Exhibit A-1, for the construction thereon of a building or buildings to be occupied by a Department Store which may or may not be part of the Shopping Center. Landlord also reserves the right at any time, and from time to time, to change, modify, or abolish any temporary off-site utility serving the Shopping Center. The purpose of Exhibit A-1 is to show the approximate location of the Shopping Center while the purpose of Exhibit A-2 is to show the approximate location of the Premises within the Shopping Center. Landlord reserves the right at any time to relocate, reduce, enlarge, or reconfigure the various buildings, and other common areas shown on said exhibits.

         (b) Landlord shall have the exclusive right to use all or any part of the roof of the Premises for any purpose; to erect additional stories or other structures over all or any part of the Premises; to erect in connection with the construction thereof temporary scaffolds and other aids to construction on the exterior of the Premises, provided that access to the Premises shall not be denied; and to install, maintain, use, repair and replace within the Premises pipes, ducts, conduits, wires and all other mechanical equipment serving other parts of the Shopping Center, the same to be in locations as will not unreasonably deny Tenant's use thereof. Landlord may make any use it desires of the side or rear walls of the Premises (including, without limitation, freestanding columns and footings for all columns), provided that such use shall not encroach on the interior of the Premises unless (i) all work carried on by Landlord with respect to such encroachment shall be done during hours when the Premises are not open for business and otherwise shall be carried out in such a manner as not to unreasonably interfere with Tenant's operations in the Premises, and (ii) Landlord, at its expense, shall repair all damage to the Premises resulting from such work.

         (c) Landlord agrees to use reasonable efforts to minimize any disruption of Tenant's business by reason of any of the rights reserved under this Section 6.03. Landlord further agrees not to exercise any rights reserved under this Section 6.03 the effect of which is to materially and adversely affect access to or from the Premises, or the visibility of the Premises or Tenant's signage (except during temporary periods of construction). If as a direct result of the exercise of Landlord's rights under this Section 6.03, there is a substantial and material interference with Tenant's ability to conduct its business in the Premises and Tenant is forced to close the Premises for a period in excess of forty eight (48) hours, then the payment of Minimum Annual Rental and Additional Rental (except with respect to utilities costs), shall abate until such time as Landlord ceases the exercise of such rights or Tenant is able to reopen the Premises for business, whichever shall first occur.

         SECTION 6.04 RIGHTS OF LANDLORD.

         (a) If, during the Term, Landlord elects to expand or renovate the Shopping Center and, in its sole judgment, determines that the Premises must be altered, removed, or is otherwise impacted as a result of such planned expansion or renovation, Landlord hereby reserves the right at any time following the Commencement Date to change the location of the Premises to another space in the Shopping Center, as the same may be expanded from time to time; provided such relocated premises shall be, unless otherwise agreed to in writing by Tenant, on Level 1 of the Shopping Center, and comparable to the original Premises in size, frontage, foot traffic, and surrounding tenant mix and provided further, all charges calculated on the basis of Floor Area of the Premises shall be adjusted to the Floor Area of the relocated premises. In the event Landlord elects to exercise such right, it shall so advise Tenant by sixty (60) days prior written notice, and Tenant hereby agrees to be bound by such election and to execute, upon receipt from Landlord, whatever amendments or other instruments as may be required to correctly reflect the foregoing. Landlord shall pay the costs of renovating the relocated Premises so that the same are reasonably comparable to the original Premises (including leasehold improvements) and of moving and reinstalling Tenant's trade fixtures and storefront sign. In no event shall Landlord's right of relocation allow for a relocation to take place during the months of November or December of any year. Moreover, in no event shall Tenant be obligated to relocate unless and until all work in the new premises has been completed (except minor punch list items that may be completed without disruption of Tenant's business) such that a certificate of occupancy has issued and Tenant has thereafter had not less than ten (10) business days to merchandise the new premises for business. Landlord shall have no liability for such relocation or the closing of the Premises other than as specifically set forth in this paragraph and Tenant waives any such claims including, without limitation, claims for lost profits.

         In the event Landlord exercises its right to relocate the Premises, as provided in this Section 6.04(a), and Tenant does not desire to relocate the Premises, Tenant shall have the right to terminate this Lease upon sixty (60) days written notice to Landlord, such notice to be delivered to Landlord within thirty (30) days of receiving Landlord's notice provided however, Landlord may elect to nullify Tenant's election Lease as provided herein by furnishing Tenant with written notice of Landlord's election to withdraw its request to relocate the Premises.

                                   ARTICLE VII

                          CONDUCT OF BUSINESS BY TENANT

         SECTION 7.01 PERMITTED USE.

         Tenant shall use the Premises only for the purpose of conducting the business specifically set forth in the Data Sheet and for no other use or purpose. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business or other activity conducted in the Premises, or if a failure to procure such a license or permit might or would in any way adversely affect Landlord, the Shopping Center, then Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant, at Tenant's expense, shall at all times comply with the requirements of each such license or permit.

         SECTION 7.02 OPERATION OF BUSINESS.

         (a) Tenant agrees to be open for business and to operate in all of the Premises during the entire Term following the Rental Commencement Date, and to actively and diligently conduct its business at all times in a first class and reputable manner, maintaining at all times a full staff of employees and a complete stock of current season merchandise. Tenant shall install and maintain at all times a display of merchandise in the display windows, if any, of the Premises and shall keep the same well lighted. Tenant shall be obligated to be open for business and to operate continuously during all hours established by Landlord as Shopping Center business hours provided that at least seventy percent (70%) of the other retail tenants in the Shopping Center are also open for business during such hours. In the event Landlord has approved Tenant's remaining open for business after normal Shopping Center hours, then such approval shall be conditioned upon Tenant paying, as Additional Rent, all additional costs incurred by Landlord as a result thereof. Tenant's obligation to be open for business shall include, but not be limited to, opening for business not more than fifteen (15) minutes late, closing for business not more than fifteen (15) minutes early, and closing for business for not more than fifteen (15) minutes during Shopping Center business hours. If Tenant fails more than twice in any 12-consecutive month period to comply with any of the provisions of this Section 7.02(a), then Tenant shall pay within ten (10) days of demand therefor by Landlord Additional Rent in the amount of One Hundred Dollars ($100.00) per day until such time as Tenant is in compliance with this Section 7.02(a). This remedy shall be in addition to any and all other remedies provided in this Lease or by law to Landlord. Failure by Tenant to be open for business and to operate shall entitle Landlord, in addition to other remedies provided in this Section 7.02, this Lease or by law, to mandatory injunctive relief. Without limiting the generality of the foregoing, in the event the hours during which the Shopping Center is legally permitted to be open to the public are regulated by any lawful authority, then Landlord shall be the sole judge of which hours and days shall be Shopping Center business hours.

         (b) Tenant, at Tenant's expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction affecting or applicable to the Premises or the cleanliness, safety, occupancy and use of the same, whether or not any such law, ordinance, order, rule, regulation or requirement is substantial, or foreseen or unforeseen, or ordinary or extraordinary, or shall necessitate changes or improvements (other than structural changes or improvements) or interfere with the use and enjoyment of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, nor bring anything therein, which will in any way conflict with any such law, ordinance, order, rule, regulation or requirement affecting the occupancy or use of the Premises or the Shopping Center which has been or may hereafter be enacted or promulgated by governmental authorities, or in any way obstruct or interfere with the rights of others, nor shall Tenant use or allow the Premises to be used for any improper, immoral or objectionable purposes or do any act tending to injure the reputation of the Shopping Center. Tenant shall not give samples, approach customers or otherwise solicit business in the Common Areas or any part of the Shopping Center other than in the Premises, nor shall Tenant distribute any handbills or other advertising matter in the parking area or other Common Areas or any part of the Shopping Center other than in the Premises.

         Tenant shall not be obligated to comply with any laws, ordinances or regulations which require structural repairs or alterations to be made to the Premises except any such construction or alterations that are specific in nature or manner to Tenant's Work or any other construction or alterations constructed by Tenant or anyone claiming under Tenant, made necessary by the particular manner of Tenant's use, or by reason of negligence, willful misconduct, violation of law or breach of this Lease by Tenant or anyone claiming under Tenant or any of their agents, employees or contractors (which required construction or alteration shall be referred to as "Tenant Generated"). Landlord shall comply with such laws, ordinances or regulations requiring structural repairs or alterations to the Premises, except for Tenant Generated repairs or alterations.

         No auction, liquidation, going out of business, fire or bankruptcy sale may be conducted or advertised by sign or otherwise in the Premises. Tenant shall not permit the operation of any coin operated or vending machines or pay telephones in the Premises, other than in the areas reserved solely for the use of Tenant's employees. Tenant shall not sell or display any merchandise within five feet (5') of the storefront leaseline or opening unless such sale or display shall be expressly approved on the Plans and Specifications or otherwise approved by Landlord, in writing, except that Tenant shall be permitted to display merchandise in the display windows, if any. Tenant shall not use the areas adjacent to the Premises for business purposes or any other purpose. Tenant shall not store anything in service or exit corridors. All receiving and delivery of goods and merchandise for the Premises, and all removal of merchandise, supplies, equipment, trash and debris and all storage of trash and debris from the Premises shall be made only by way of or in the areas provided by Landlord. Tenant shall be solely responsible for prompt disposal within the Premises or in such areas as may be provided for such disposal by Landlord of all trash and debris from the Premises. Tenant shall not use or permit the use of any portion of the Premises as sleeping quarters, lodging rooms, for any unlawful purpose, or for cooking, except as specifically permitted in Section
7.01. Tenant shall not install any radio, television, communication dish or other similar device or related equipment exterior to the Premises, shall not cause or make any penetration of the roof of the Premises or the building in which the Premises is located and shall not erect any aerial or antenna on the roof or exterior walls of any building within the Shopping Center.

         If Tenant shall fail more than twice in any 12-consecutive month period to comply with any of the provisions of this Section 7.02(b), then Tenant shall pay, within ten (10) days of demand therefor by Landlord, Additional Rent in the amount of One Hundred Dollars ($100.00) per day until such time as Tenant is in compliance. This remedy shall be in addition to any and all other remedies provided in this Lease or by law to Landlord.

         (c) If Tenant is permitted pursuant to this Lease to engage in the sale of food and/or beverages from the Premises, whether in the area designated as a Food Court or otherwise, the same shall be offered only pursuant to a menu approved in writing by the Landlord and attached as an exhibit to this Lease which shall not be changed without Landlord's prior written consent. Further, in such event, Tenant shall provide to Landlord upon demand proof satisfactory to Landlord that monthly cleaning and maintenance of all grease traps, pans and hood ventilators located in the Premises has been performed by a suitable contractor. A suitable contractor shall be one who is bondable and capable of performing Tenant's obligations hereunder. If Tenant is permitted to engage in the sale of food and/or beverages from the Premises and the Premises is not located within a Food Court area, Tenant shall be solely responsible for prompt collection of all trash and debris within a radius of thirty feet (30') of the Premises. Tenant shall further be solely responsible for prompt disposal within the Premises or in such areas as may be provided for such disposal by Landlord of all such trash and debris. If Tenant fails to effect such prompt collection and disposal, Landlord may provide for such collection and disposal and, in such event, Tenant shall pay to Landlord the cost of such collection and disposal plus a fifteen percent (15%) administrative fee to Landlord within ten (10) days after receipt of a written statement setting forth such cost.

         SECTION 7.03 HAZARDOUS MATERIALS.

         (a) For the purposes of this Section 7.03 the following terms shall have the following meanings: (i) the term "Hazardous Material" shall mean: (aa) any material or substance that, whether by its nature or use, is subject to regulation under any Environmental Requirement, or (bb) any material, substance or waste which is toxic, ignitable, explosive, corrosive or reactive, or (cc) asbestos, or (dd) petroleum and petroleum-based products, or (ee) formaldehyde, or (ff) polychlorinated biphenyls (PCBs), (gg) freon and other chlorofluorcarbons or (hh) such other material as is designated in a notice from Landlord to Tenant (whether such notice is provided before or after Tenant first commences to use such material); (ii) the term "Environmental Requirement" shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 et seq.), thE Hazardous Materials Transportation Act (49 U.S.C. ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), the Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), the Clean Air Act (42 U.S.C. ss.7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), all as presently in effect and AS the same may hereafter be amended, any regulation pursuant thereto, or any other present or future law, ordinance, rule, regulation, order or directive addressing environmental, health or safety issues of or by any Governmental
Authority; and (iii) the term "Governmental Authority" shall mean the Federal government, or any state or other political subdivision thereof, any local government, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

         (b) Tenant hereby represents and warrants to Landlord that it will ensure that (i) no Hazardous Material will be generated, manufactured, sold, transported or located at, on, in, under or about the Premises; (ii) no Hazardous Material will be generated, manufactured, sold, transported or located at, in, on, under or about the Premises in a manner which violates any Environmental Requirement, or which requires cleanup or corrective action of any kind under any Environmental Requirement and (iii) no Hazardous Material will be transported, released, emitted, sold, discharged, leached, dumped or disposed of from the Premises onto or into any other property. However, the above prohibition concerning Hazardous Materials shall not prevent Tenant from selling regular consumer products which contain small, safe amounts of such Hazardous Materials or maintaining small, safe amounts of cleaning solutions at the Premises.

         (c) Tenant shall comply and shall cause any other person on or about the Premises, including, without limitation, employees, invitees, contractors, subcontractors, licensees, subtenants or agents, to comply in all respects with all Environmental Requirements, and shall cause itself and its employees, invitees, contractors, subcontractors, licensees, subtenants or agents not to generate, store, handle, manufacture, process, sell, dispose of, transport or otherwise use Hazardous Materials at, in, on, under or about the Premises in a manner that could lead or potentially lead to the imposition on Landlord or the Shopping Center of any liability or lien of any nature whatsoever.

         (d) Tenant shall (i) notify Landlord promptly in the event of any spill or other release of any Hazardous Material at, in, on, under or about the Premises which is required to be reported to a Governmental Authority under any Environmental Requirement; (ii) promptly forward to Landlord copies of any notices received by Tenant relating to the alleged violations of any Environmental Requirement; and (iii) promptly pay when due any fine or assessment against Tenant, Landlord or the Shopping Center relating to any Environmental Requirement or the existence of Hazardous Materials at the Premises.

         (e) If, at any time, it is determined that the operation or use of the Premises violates any applicable Environmental Requirement, or that there are Hazardous Materials located at, in, on, under or about the Premises which require special handling in collection, storage, treatment or disposal, or any other form of cleanup or corrective action, Tenant shall within ten (10) days after receipt of notice thereof from any Governmental Authority or from Landlord take, at its sole cost and expense, such actions as may be necessary to fully comply in all respects with all Environmental Requirements; provided, however, that if such compliance cannot reasonably be completed within such ten (10) day period, Tenant shall commence such necessary action within such ten (10) day period and shall thereafter diligently and expeditiously proceed to fully comply in all respects and in a timely fashion with all Environmental Requirements. If Tenant fails to timely take, or to diligently and expeditiously proceed to complete in a timely fashion, any such action, Landlord may, in its sole and absolute discretion, make advances or payments towards the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by Landlord (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will immediately, upon demand, become due and payable from Tenant. If Tenant fails to make such payment within ten (10) days of such demand, Tenant shall be in default under this Lease and Landlord may, without any further notice to Tenant terminate this Lease or resort to any other of its rights upon default set forth in Article
XIX. Tenant will execute and deliver, promptly upon request, such instruments as Landlord may deem useful or necessary to permit Landlord to take such action, and such notes, mortgages, or other security as Landlord may require to secure all sums to be advanced or paid by Landlord.

         (f) If a lien is filed against the Premises or the Shopping Center by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an Environmental Requirement, or a liability regarding Hazardous Materials related to an action or omission, whether intentional or unintentional, of Tenant or for which Tenant is responsible, then Tenant shall, within ten (10) days from the date that the Tenant is first given notice that such lien has been placed (or within such shorter period of time as may be specified by Landlord if such Governmental Authority has commenced steps to cause the property to be sold pursuant to such lien) either (i) immediately pay the claim and remove the lien, or (ii) immediately furnish a cash deposit, bond, or such other security with respect thereto as is satisfactory in all respects to Landlord and is sufficient to effect a complete discharge of such lien.

         (g) If Landlord reasonably believes that (i) Tenant has permitted a Hazardous Material at the Premises, or (ii) that any other condition violates or threatens to violate any Environmental Requirement, Landlord may, at its option, cause an environmental site assessment of the Premises or portions thereof to be conducted to confirm Tenant's compliance with the provisions of this Section, and Tenant shall cooperate in all reasonable ways with Landlord in connection with any such environmental site assessment and shall pay all costs and expenses incurred in connection therewith.

         (h) Tenant shall defend, indemnify, and hold harmless Landlord its affiliates, parent corporation, subsidiaries, partners, members, management company, successors and assigns, and the employees, agents, officers, directors, shareholders, members, advisers, trustees and fiduciaries of any of them from and against any and all loss, claims, demands, penalties, causes of action, fines, liabilities, settlements, damages, consequential damages, costs or expenses of whatever kind or nature, known or unknown, foreseen or unforeseen, contingent or otherwise (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, court costs, and litigation expenses) directly or indirectly arising out of, or in any way related to (i) any breach by Tenant of any of the provisions of this Section 7.03; (ii) the presence, use, generation, transportation, disposal, spillage, discharge, emission, leakage, release, or threatened release of any Hazardous Material which is at, in, on, under, about, from or affecting the Premises, the Shopping Center including, without limitation, any damage or injury resulting from any such Hazardous Material to or affecting the Premises, the Shopping Center, or any soil, water, air, vegetation, buildings, personal property, persons or animals; (iii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any such Hazardous Material; (iv) any lawsuit brought or threatened, settlement reached, or order or directive of or by any Governmental Authority relating to such Hazardous Material; or (v) any violation of any Environmental Requirement or any policy or requirement of Landlord hereunder. The indemnities set forth in this subparagraph (h) are limited to actions or omissions of Tenant, its contractors, subcontractors, licensees, concessionaires or others on the Premises at the request of or with the consent of Tenant. Tenant shall indemnify Landlord for all losses, including, but not limited to, damages occasioned by the inability of Landlord to relet the Premises or a reduction in the fair market and/or Rental value of the Premises or the Shopping Center. References to Hazardous Materials under subsection 7.03(h), clauses (ii), (iii) and (iv) shall be deemed to refer only to such Hazardous Materials as were brought onto the Premises or generated in the Premises by Tenant, any subtenant, licensee, concessionaire or assignee of Tenant, or any of their respective employees, agents or contractors; (collectively "Tenant's Agents") it being the intention of the parties that Tenant not be responsible for Hazardous Materials not introduced or generated in the Premises by Tenant or Tenant's Agents.

         This indemnification shall, notwithstanding any exculpatory or other provision of any nature whatsoever to the contrary set forth in the Lease, or any other document or instrument now or hereafter executed between Landlord and Tenant, constitute the personal recourse undertaking, obligation and liability of the Tenant and any guarantor. The obligations set forth in this Section 7.03 shall survive the termination of the Lease.

         (i) If the Lease is assigned to, or assumed by another party, or in the event of a sublease, it shall be a condition of such assignment, assumption or sublease that the assignee, party assuming or sublessee shall assume the obligations of this Section 7.03 in addition to such obligations of Tenant continuing after and surviving such sublease, assignment or assumption. The obligations and liabilities of Tenant under this Section 7.03 shall survive and continue in full force and effect and shall not be terminated, discharged or released, in whole or in part, irrespective of any assignment, sublease or assumption and irrespective of any other fact or circumstance of any nature whatsoever.

         (j) Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of the Lease free of Hazardous Materials brought onto the Premises or generated in the Premises by Tenant, or Tenant's Agents (as defined in (h) hereinabove) and free of any violation of any Environmental Requirement by Tenant or Tenant's Agents. Upon surrender, Tenant shall provide Landlord with a certification, signed by an officer of Tenant, stating that to the best of Tenant's actual knowledge, and without undertaking, and without obligation to undertake any independent investigation, the Premises are free of Hazardous Materials brought onto the Premises or generated in the Premises by Tenant, or Tenant's Agents.

         (k) Notwithstanding anything to the contrary set forth in this Lease, in the event that, during the Term, any Hazardous Materials are discovered in the Premises and such Hazardous Materials were present prior to the date that Landlord delivered possession of the Premises to Tenant ("Pre-Existing Hazardous Materials") Landlord shall take all steps necessary to remove, abate or manage in place such Pre-Existing Hazardous Materials in accordance with all Environmental Requirements ("Remediation Work"), at no cost or expense to Tenant. If the performance by Landlord of the Remediation Work results in any damage to the Premises or Tenant's improvements, Landlord shall repair any such damage at no cost or expense to Tenant. Further, in the event any Pre-Existing Hazardous Materials are discovered prior to the Required Opening Date and Tenant is delayed in completion of Tenant's Work as the result of the Remediation Work, the Required Opening Date shall be extended for each day that Tenant is delayed in the construction of the Premises as a result of the Remediation Work. In the event any Pre-Existing Hazardous Materials are discovered after the Required Opening Date and Tenant is forced to close its business in the Premises during the performance of the Remediation Work for more than 48-consecutive hours, Tenant's Minimum Annual Rental and recurrent Additional Rent shall abate until the earlier of the completion of the Remediation Work or the date Tenant reopens the Premises for business. The Remediation Work, the extension of the Required Opening Date, and the abatement of Rental as expressly provided in this subsection (k) are Tenant's sole remedies for the existence of any Pre-Existing Hazardous Materials and Landlord shall have no other obligations whatsoever for the existence thereof.

         SECTION 7.04 RADIUS.

         Tenant acknowledges that sales from a store owned by it or a related entity and operating under the same trade name as described herein within a one
(1) mile radius may reduce the Gross Sales that might otherwise be made from the Premises. If such a business is operated, the specific effect on Gross Sales may be difficult or impossible to establish with certainty. Therefore, in order to provide Landlord with a fair and adequate rental for the Premises, in the event that during the first three (3) lease years of the Term hereof, Tenant or any person, firm, corporation or other entity who or which controls or is controlled by Tenant, or by any person, firm, corporation or other entity who or which controls Tenant, shall directly, either individually or as a partner or stockholder or otherwise, own, operate or become financially interested in any retail store featuring the same or substantially the same products and services and operating under the same trade name with the business of Tenant described in the Data Sheet, within a radius of one (1) mile from the Shopping Center, then as Landlord's sole and exclusive remedy, the Gross Sales of any such business or businesses within said area shall be included in the Gross Sales made from the Premises and the Percentage Rental hereunder shall be computed upon the aggregate of the Gross Sales made from the Premises and by any such other business or businesses then conducted within said area. Tenant shall be obligated to provide Landlord with a statement of Tenant's Gross Sales for all such other businesses operated within such area, in accordance with the provisions of Article III and Landlord shall have a right to examine the books and to audit such other businesses in a manner as set forth in Article IV of this Lease.

         This Section 7.04 shall not apply to any such business or businesses open and in operation within said area as of the date of execution of this Lease, nor to any such business or businesses owned or controlled by or under common control with Tenant that are acquired as a result of a merger, stock purchase, asset purchase or similar control transaction ("Transaction") made after the date of this Lease, whether or not existing as of the date of execution of this Lease, and whether or not operating under the same trade name as Tenant prior to or subsequent to the date of any such Transaction. Landlord or Landlord's authorized representative or agent shall have the right at all reasonable times during the Term hereof and for a period of at least two (2) years after the expiration of the Term, to inspect, audit, copy and make extracts of the books, source documents, records and accounts pertaining to such other business or businesses for the purpose of determining or verifying the Additional Rent due to Landlord pursuant to this Section.

                                  ARTICLE VIII

                                  COMMON AREAS

         SECTION 8.01 OPERATION AND MAINTENANCE OF COMMON AREAS.

         Landlord shall cause to be operated and maintained during the Term all "Common Areas" (as defined below) at a level comparable to other regional shopping malls in the region in which the Shopping Center is located. The manner in which such areas and facilities shall be operated and maintained, and the expenditures therefor, shall be at the sole discretion of Landlord and the use of such areas and facilities shall be subject to such regulations as Landlord may establish, modify and enforce from time to time.

         SECTION 8.02 USE OF COMMON AREAS.

         The term "Common Area(s)", as used in this Lease, shall mean, to the extent provided by Landlord, all improved and unimproved areas within the Shopping Center including, without limitation: (i) public transportation loading and unloading facilities not devoted to a single tenant, truckways, curbs, driveways, delivery areas, landscaped areas, community rooms, seating areas, play areas, office facilities, elevators, escalators, roofs, skylights, beams, stairs and ramps not contained within any Floor Area, utility rooms, storage, security and office areas used by Landlord to manage the Shopping Center, public restrooms and comfort stations, service areas, service and fire exit corridors, passageways and other areas, amenities, facilities and improvements provided by Landlord, (ii) those areas within the Shopping Center and areas adjacent to the Shopping Center containing parking facilities, signs, pylons or structures advertising the Shopping Center or which from time to time may be provided by the owners of such areas for the use by Landlord and the tenants of the Shopping Center and (iii) utility pipes, lines, ducts, conduits, wires and other interconnecting facilities within the Shopping Center through which heat, ventilation, air-conditioning, water, sewage, storm drainage, telephone, electricity, gas and other utility services utilized by any occupant of the Shopping Center are received, transmitted or discharged at any time and from time to time during the Term to the extent that such items are not leased or owned by any occupants of the Shopping Center. The use and occupancy by Tenant of the Premises shall include the non-exclusive use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas have been or may hereafter be provided. Tenant acknowledges that there are no parking facilities serving the Shopping Center for use by Tenant or Tenant's employees or customers.

         Subject to Section 6.03(c), Landlord shall have the right, but not the obligation, from time to time, to modify the Common Areas, remove portions of the Common Areas from common use, and to permit entertainment events, advertising displays, educational displays and other displays in the Common Areas that in Landlord's reasonable judgment tend to attract the public. Landlord shall also have the right to include kiosks, carts, movable retail merchandising units and other types of installations and services in the Common Areas including, but not limited to, vending machines and Tenant shall not be entitled to any credit for income earned by Landlord with respect thereto.

         Landlord may at any time close all or any portion of the Common Area to make repairs or changes, to prevent the acquisition of public rights, and may do such other acts in and to the Common Areas as in its reasonable judgment may be desirable.

         SECTION 8.03 COMMON AREA OPERATING COSTS AND EXPENSES.

         (a) From and after the Rental Commencement Date, Tenant shall pay the Common Area Charge as a contribution for the following (collectively "Operating Costs and Expenses"): all costs and expenses of every kind and nature, foreseeable or unforeseeable, paid or incurred by Landlord or its designees in managing, operating, equipping, policing and protecting, lighting, signing, cleaning, painting, heating, ventilating, air conditioning, providing sanitation and sewer and other services, insuring, defending or prosecuting lawsuits (or other legal proceedings), repairing, replacing, upgrading, decorating and maintaining the Common Areas including without limitation all buildings and roofs within the Shopping Center.

         By way of example, Operating Costs and Expenses shall include, but shall not be limited to, the full cost of: illumination and maintenance of signs, whether located on or off the site of the Shopping Center; trash removal or recycling; snow and ice removal, storm drainage systems and other installations; water, gas, sewage, electricity and other utilities, including any and all usage, service, hook-up, connection, availability and/or standby fees, deposits or charges pertaining to same; maintenance and operation of any temporary or permanent utility (including a sewage disposal system, within or outside the Shopping Center) built, operated and/or maintained for the specific purpose of servicing the Shopping Center, compliance with legal requirements, any amounts payable to municipal and/or other governmental bodies in connection with environmental safety; capital improvements (provided that the cost of each such capital improvement, plus interest charges paid thereon, shall be amortized in accordance with Generally Accepted Accounting Principles and only the annual amortization cost of such capital expenditure shall be included in Operating Costs and Expenses for each fiscal year of Landlord until the cost of such capital improvement is fully amortized); cleaning, lighting, striping and
landscaping  curbs,  gutters,   sidewalks,   drainage  and  irrigation  ditches,
conduits, pipes and canals located on or adjacent to the Shopping Center; premiums and other costs for any insurance maintained by Landlord from time to time (including, but not limited to, any liability, casualty, property, builder's risk or rent insurance, self-insurance and the payment of deductible amounts under insurance policies) and for any payment or reserve made by Landlord for claims for damage to person (including loss of life) or property; personal property taxes; sales and use taxes; audit fees and expenses; supplies; all costs of supplying music to the Shopping Center including, without limitation the purchase, rental, maintenance and replacement of equipment; depreciation of improvements made to the Shopping Center and equipment used in the operation or maintenance of Common Areas; and total compensation and benefits (including premiums and deductibles for worker's compensation and other insurance) paid to or on behalf of employees, consultants and other contractors involved in the performance of any work on or for the Shopping Center whether or not such employees occupy space at the Shopping Center, as well as the fair rental value of any on-site management office located at the Shopping Center. The preceding is for definitional purposes only and shall not impose any obligation upon Landlord to incur such expenses or provide such services. In the event any item of Operating Costs and Expenses serves or benefits one or more properties in addition to all or part of the Shopping Center, the expense attributable to such item shall be equitably prorated by Landlord.

         (b) The "Common Area Charge" shall mean the rate set forth on the Data Sheet. The Common Area Charge shall be payable for each lease year during the Term and shall be increased annually on a compounded basis at each January 1st following the Rental Commencement Date by the percentage increase stated on the Data Sheet. Landlord and Tenant hereby agree that the Common Area Charge has been freely negotiated and agreed upon by the parties and is not subject to dispute, review, or challenge by Tenant whether at law or in equity. ACCORDINGLY, TENANT EXPRESSLY WAIVES ANY AND ALL RIGHTS IT HAS OR MAY HAVE TO INSPECT AND/OR AUDIT LANDLORD'S RECORDS RELATING TO THE COMMON AREA CHARGE. The Common Area Charge shall be paid as Additional Rent to Landlord at the address shown on the Data Sheet in monthly installments on the first day of each calendar month, in advance, without demand, offset or reduction.

                                   ARTICLE IX

                                      SIGNS

         SECTION 9.01 TENANT'S SIGNS.

         Tenant shall affix a sign to the exterior surface of the storefront of the Premises located inside the Shopping Center. Tenant shall pay all costs of fabricating, constructing, operating and maintaining such sign including, without limitation, all charges for electricity. Tenant shall keep said sign well lighted during such hours as Landlord shall designate and shall maintain said sign in good condition and repair during the entire Term of this Lease. Said sign shall conform to the criteria for signs contained in Exhibit B, and the size, content, design and location thereof shall be subject to the prior written approval of Landlord. Except as hereinabove mentioned, Tenant shall not place or cause to be placed, erected or maintained on any exterior door, wall, window or the roof of the Premises, or on the interior or exterior surface of the glass of any window or door of the Premises, or on any sidewalk or other location outside the Premises, or on or within any display window space in the Premises, or within two feet (2) of the front of the storefront leaseline, whether or not there is display window space in the Premises, or within any entrance to the Premises, any sign (flashing, moving, hanging, handwritten, or otherwise), decal, placard, decoration, flashing, moving or hanging lights, lettering, or any other advertising matter of any kind or description; provided, however, that subject to the prior written approval of Landlord with respect to design and placement, Tenant may place decals for safety purposes on glass storefronts where warranted. No symbol, design, name, mark or insignia adopted by Landlord for the Shopping Center shall be used without the prior written consent of Landlord. No illuminated sign located in the interior of the Premises and visible from outside the Premises shall be permitted without the prior written approval of Landlord. All signs located in the interior of the Premises shall be in good taste so as not to detract from the general appearance of the Premises, the Shopping Center and Landlord's approval of Tenant's interior promotional signage shall not be unreasonably withheld so long as any such interior signage is professionally prepared and consistent with interior signage of a first-class retail tenant operating in a first class shopping center, In the event Tenant shall be in default of this Section 9.01 more than twice in any 12-consecutive month period, Tenant shall pay as Additional Rent the sum of One Hundred Dollars ($100.00) for each day of default in order to reimburse Landlord for the additional administrative expenses resulting therefrom.

                                    ARTICLE X

                             MAINTENANCE OF PREMISES

         SECTION 10.01 LANDLORD'S OBLIGATIONS FOR MAINTENANCE.

         Landlord shall keep and maintain the roof (excluding any skylights, Tenant rooftop HVAC units and/or roof penetrations made by Tenant, any of which shall only be permitted with Landlord's prior written consent), foundation and the exterior surface of the exterior walls of the building in which the Premises are located (exclusive of storefronts, doors, door frames, door checks, other entrances, windows and window frames which are not part of Common Areas) in good repair, except that Landlord shall not be called upon to make any such repairs occasioned by the act or omission or negligence of Tenant, its agents, employees, invitees, licensees or contractors. Landlord shall not be called upon to make any other improvements or repairs of any kind upon the Premises and appurtenances, except as may be required under Articles XVII and XVIII hereof, and nothing contained in this Section 10.01 shall limit Landlord's right to reimbursement from Tenant for maintenance, repair costs and replacement costs conferred elsewhere in this Lease. In no event shall Landlord be liable for consequential damages or Tenant's lost profits claimed to be caused by any failure of maintenance or repair by Landlord.

         SECTION 10.02 TENANT'S OBLIGATIONS FOR MAINTENANCE.

         (a) Except as provided in Section 10.01 of this Lease, Tenant, at Tenant's expense, shall keep and maintain in first-class appearance, in a condition equal to or better than that which existed when Tenant initially opened the Premises for business, reasonable wear and tear excepted, and in good condition and repair (including replacement of parts and equipment, if necessary), the Premises and every part thereof and any and all appurtenances thereto wherever located, including, without limitation, the interior surfaces of the exterior walls, the exterior and interior portion of all doors, door frames, door checks, other entrances, windows, window frames, plate glass, storefronts, all plumbing and sewage facilities within the Premises (including free flow to the main sewer line), fixtures, ventilation, heating and air conditioning and electrical systems exclusively serving the Premises (whether or not located in the Premises), sprinkler systems, walls, floors and ceilings (including floor and ceiling coverings), and all other repairs, replacements, renewals and restorations, interior and exterior, ordinary and extraordinary, foreseen and unforeseen, and all other work performed by or on behalf of Tenant pursuant to Exhibit B and Article VI hereof.

         (b) Tenant shall keep and maintain the Premises in a clean, sanitary and safe condition in accordance with applicable law and all directions, rules and regulations of the health officer, fire marshal, building inspector or other proper officials of the governmental agencies having jurisdiction and Tenant shall comply with all requirements of law, ordinances and otherwise, affecting the Premises, all at Tenant's sole cost and expense. Tenant also agrees to comply with requirements of any insurance underwriters, inspection bureaus or a similar agency designated by Landlord with respect to the Premises. At the end of the Term, Tenant shall surrender the Premises in good order, condition and repair, reasonable wear and tear excepted. Tenant, at its own expense, shall install and maintain such fire extinguishers and other fire protection devices as may be required from time to time by any agency having jurisdiction thereof or by the insurance underwriter insuring the building in which the Premises are located.

         (c) Tenant shall keep the Premises and all other parts of the Shopping Center free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Within ten (10) days after written request therefor by Landlord, Tenant shall (a) bond against or discharge any mechanics' or materialmens' lien or (b) furnish Landlord with a copy of the recorded waiver of lien, recorded release of lien, or of the recorded bond discharging such lien. Tenant shall reimburse Landlord as Additional Rent for any and all costs and expenses including, without limitation, attorneys' fees, which may be incurred by Landlord by reason of the filing of any such liens and/or removal of same, such reimbursement to be made within ten (10) days after receipt by Tenant from Landlord of a statement setting forth the amount of such costs and expenses such reimbursement to be paid to Landlord in the manner and at the place provided in this Lease. Tenant shall give Landlord at least fifteen (15) days' written notice prior to commencing or causing to be commenced any work on the Premises (whether prior or subsequent to the Commencement Date), so that Landlord shall have reasonable opportunity to file and post a notice of non-responsibility for Tenant's work.

         (d) In the event Tenant fails, refuses or neglects to maintain the Premises as required hereunder or to commence and complete repairs promptly and adequately, to remove or bond against any lien, to pay any cost or expense, to reimburse Landlord, or otherwise to perform any act or fulfill any obligation required of Tenant pursuant to this Section 10.02, Landlord may, but shall not be required to, perform such maintenance or to make or complete any such repairs, remove or bond against such lien, pay such cost or perform such act or the like without prior notice to, but at the sole cost and expense of, Tenant. Tenant shall reimburse Landlord, as Additional Rent, for all cost and expense of Landlord thereby incurred within ten (10) days after receipt by Tenant from Landlord of a statement setting forth the amount of such cost and expense.

                                   ARTICLE XI

                             INSURANCE AND INDEMNITY

         SECTION 11.01 TENANT'S INSURANCE.

         (a) Tenant, at its sole cost and expense, shall, during the entire Term hereof, procure and keep in force: (i) Commercial General Liability Insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, in which the limits shall be not less than Three Million Dollars ($3,000,000.00) per occurrence combined single limit, broad form/extended bodily injury, death and property damage, and business automobile liability insurance covering all owned, non-owned and hired or borrowed vehicles of Tenant used in connection with the operation of its business from the Premises, in which the limits shall be not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit, insuring for bodily injury, death and property damage;
(ii) plate glass insurance, at full replacement value; (iii) insurance against fire, extended coverage, vandalism, malicious mischief, water damage which does not exclude backup from sewers or drains and/or sprinkler leakage, and such other additional perils including earthquake and flood as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the county in which the Shopping Center is located, insuring Tenant's merchandise, trade fixtures, furnishings, equipment and all other items of personal property of Tenant located on or in the Premises, including steam boiler insurance, if applicable, in an amount equal to the full replacement cost thereof; (iv) workers' compensation coverage as required by law and including Employer's Liability Insurance in the amount of Two Million Dollars ($2,000,000.00) each accident, Two Million Dollars ($2,000,000.00) each employee, by disease, Two Million Dollars ($2,000,000.00) policy aggregate by disease; (v) with respect to alterations, improvements and the like required or permitted to be made by Tenant under this Lease, contingent liability and builders' risk insurance, in an amount satisfactory to Landlord; (vi) the insurance required under Exhibit B, and (vii) product liability coverage (including, without limitation, if this Lease covers Premises in which food and/or beverages are sold and/or consumed, liquor liability coverage for acts arising out of the serving and/or consumption of food and/or alcoholic beverages on or obtained at the Premises, to the extent obtainable), for not less than Three Million Dollars ($3,000,000.00) combined single limit, bodily injury, death and property damage. In addition, if Landlord deems it necessary to increase the amounts or limits of insurance required to be carried by Tenant hereunder, Landlord may reasonably increase said amounts or limits, and Tenant shall so increase the amounts or limits of the insurance required to be carried by Tenant hereunder and shall provide Landlord with policies or certificates indicating the increased amounts or limits as provided in this Section 11.01; provided, however, that Landlord shall not increase the amounts or limits of insurance required to be carried by Tenant hereunder except to the extent such increased amounts or limits are reasonable and customary for comparable tenants in comparable shopping centers in the area in which the Shopping Center is located.

         (b) All policies of insurance required to be carried by Tenant pursuant to this Section 11.01 shall be written by insurance companies of adequate financial capacity satisfactory to Landlord with a Best's rating and Financial Size Category of not less than A-/VII and authorized to do business in the state in which the Shopping Center is located. Any such insurance required of Tenant hereunder may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. An insurance certificate (and endorsements where same become necessary) together with a copy of the policy declaration page from Tenant's insurer, certifying that such policy has been issued, provides the coverage required by this Section 11.01 and contains all of the provisions specified in this Section 11.01 (including, without limitation, naming of additional insured entities as required by Section 11.01(c) below and a statement that no deductible or self-insured retention applies to such policy), shall be delivered to Landlord, at the address set forth on the Data Sheet prior to the commencement of the Term of this Lease, and such insurance information shall also be provided in connection with all renewals, not less than thirty
(30) days prior to the expiration of the term of each such policy. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. Landlord may, at any time, and from time to time, inspect and copy any and all insurance policies required to be procured by Tenant hereunder.

         (c) Each policy evidencing insurance required to be carried by Tenant pursuant to this Section 11.01 shall contain the following clauses and provisions: (i) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord be excess insurance; (ii) a provision including Landlord and the parties set forth on Exhibit C of this Lease and any other parties designated by Landlord from time to time as additional insured entities; (iii) a waiver by the insurer of any right to subrogation against Landlord and other additional insured entities (as set forth on Exhibit C), its agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives; (iv) a severability of interest clause or endorsement; (v) a provision that the insurer will not cancel or change the coverage provided by such policy without giving Landlord thirty (30) days' prior written notice; and (vi) such policy shall be an "occurrence form" policy. Any policy of insurance required to be carried by Tenant that names the parties set forth in this Section 11.01 (c) (ii) as additional insured entities shall not be subject to a deductible or self-insured retention, it being the intent of the parties that such insurance shall fully and completely insure such additional insured entities for all loss or expense.

         (d) In the event that Tenant fails to procure or to maintain, at the times and for the duration specified in this Section 11.01, any insurance required by this Section 11.01, or fails to carry insurance required by law or governmental regulation, Landlord may (but shall not be required to) at any time or from time to time, and without notice to Tenant, procure such insurance and pay the premiums therefor, and the cost of same, plus a fifteen percent (15%) administrative fee shall be deemed Additional Rent and shall be payable upon Landlord's demand.

         (e) Tenant will not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will violate Landlord's policies of hazard or liability insurance or which will prevent Landlord from procuring such policies in companies acceptable to Landlord. If anything done, omitted to be done or suffered by Tenant to be kept in, upon or about the Premises shall cause the rate of fire or other insurance on the Premises or on other property of Landlord or of others within the Shopping Center to be increased beyond the minimum rate from time to time applicable to the Premises or to any property for the use or uses made thereof, Tenant will pay, as Additional Rent, the amount of any such increase upon Landlord's demand.

         (f) In the event Tenant retains any security guard contractor to service the Premises, Tenant shall cause Landlord to receive a customary waiver of subrogation under the worker's compensation insurance policy covering such security guard. Tenant shall provide Landlord with written notice if any such security guard is to carry a firearm upon the Premises, and in such event, Landlord shall have the right to impose additional reasonable insurance requirements upon Tenant and/or such security guard, which shall be complied with by Tenant and Tenant shall provide Landlord with evidence of such compliance prior to the posting of such security guard at the Premises. Notwithstanding the foregoing, Landlord shall have the sole and absolute right to prohibit any person (including any security guard) from carrying a firearm upon the Premises, or at the Shopping Center.

Tenant shall have the right to self insure for the risks set forth in subsection
11.01 (a) (ii). In addition, the insurance required to be carried by Tenant pursuant to this Article may be carried under blanket or master policies of insurance that may cover other liabilities and locations; provided, however, that coverage afforded to Landlord shall not be reduced below that required under this Article and in all other respects each of such policies shall comply with the provisions of this Article.

         SECTION 11.02 LANDLORD'S INSURANCE.

         During the Term following the Rental Commencement Date, Landlord shall provide (a) in amounts and coverages determined by Landlord (but not less than the replacement cost of the property so insured), with or without deductibles, insurance coverage in the form of an "all-risk" type policy against loss or damage by fire, flood, windstorm, hail, explosion, damage from aircraft and vehicles and smoke damage, and such other risks as are from time to time included in a standard extended coverage endorsement, insuring the Shopping Center and the leasehold improvements to the Premises (exclusive of Tenant's merchandise, trade fixtures, furnishings, equipment, plate glass, signs and all other items of personal property of Tenant); (b) to the extent the same is commercially available in the market during such period, rental interruption insurance which insurance may be carried in amounts up to Tenant's total Rental obligation for no less than twelve (12) months, (c) commercial general liability insurance; and (d) any other insurance which Landlord determines in its reasonable judgment is proper with respect to the Shopping Center, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, workers' compensation insurance and fidelity bonds for employees employed to perform services; all such insurance in form and amounts as determined in Landlord's reasonable business judgment. Tenant shall submit to Landlord a statement setting forth the cost of Tenant's leasehold improvements promptly after completion thereof. Landlord at its option may carry a special extended coverage endorsement. The cost of all insurance maintained by Landlord pursuant to this Section shall be included as part of Operating Costs and Expenses (as defined in Section 8.03 of this Lease). The Shopping Center may be included in a blanket policy (in which case the cost of such insurance allocable to the Shopping Center will be determined by Landlord based upon the insurer's cost calculations).

         SECTION 11.03 COVENANT TO HOLD HARMLESS.

         Tenant covenants to defend and indemnify Landlord, its affiliates, parent corporation, subsidiaries, partners, members, management company, successors, and assigns, and the employees, agents, officers, directors, shareholders, members, advisers, trustees and fiduciaries of any of them, save them harmless (except to the extent of loss or damage resulting from the intentional or willful acts or omissions or the gross negligence of Landlord not required to be insured against by Tenant pursuant to this Article XI) from and against any and all claims, actions, demands, judgments, awards, fines, mechanics' liens or other liens, losses, damages, liability and expense, including attorneys' fees and court costs, in connection with all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence (or arising from or out of Tenant's failure to comply with any provision of this Lease) caused wholly or in part by any act or omission of Tenant, its concessionaires, agents, contractors, suppliers, employees, servants, customers or licensees and including any product liability claim or any labor dispute involving Tenant or its contractors and agents. In case Landlord or any other party so indemnified shall be made a party to any litigation commenced by or against Tenant, then Tenant shall defend, indemnify, protect and save them harmless and shall pay, as the same becomes due and payable, all costs, expenses and reasonable attorneys' fees and court costs incurred or paid by them in connection with such litigation. Landlord reserves to itself, at its sole option, the right to appoint or approve of counsel to defend its interest in any action where it or its related entity is a named party.

         Landlord agrees to indemnify and hold Tenant, its partners, shareholders, representatives, agents and employees harmless from and against all claims, liabilities, losses, damage and expenses for injury to or death of any person or loss or damage to property in or upon the Shopping Center Common Areas which result from claims by third parties relating to the Shopping Center's Common Areas but only to the extent such claim results from the gross negligence or willful misconduct of the Landlord. In case Tenant or any other party so indemnified shall, without fault, be made a party to any such litigation, than Landlord shall protect and hold them harmless and shall pay all reasonable costs, expenses and attorneys fees incurred or paid by them in connection with such litigation.

         SECTION 11.04 WAIVER OF RIGHT OF RECOVERY.

         Except as otherwise provided in this Lease, neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker's compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. The provisions of this Section 11.04 shall not limit the indemnification for liability to third parties pursuant to Section 11.03.

                                   ARTICLE XII

                                    UTILITIES

         SECTION 12.01 UTILITY CHARGES.

         (a) Tenant shall be solely responsible for and shall promptly pay for all fees, deposits and charges, including use and/or connection fees, hook-up fees, standby fees, and/or penalties for discontinued or interrupted service, and the like, for water, gas, electricity, HVAC, fire alarm, burglar alarm, telephone, cable television, sewer and sanitation, solid waste disposal and any other service or utility used in or upon or furnished to the Premises, including, without limitation, any services to be supplied by Landlord from a central utility plant or other utility system, as more particularly set forth in the Data Sheet or on Exhibit D, irrespective of whether any of the foregoing are initially paid in advance by Landlord, or otherwise. Landlord, at its sole option, may elect to furnish any or all of such services with a separate charge therefor to Tenant, at a cost in excess of Landlord's cost, such charge to be based upon the services used by Tenant, as reflected by meter, submeter or otherwise. Tenant shall pay such charge, as Additional Rent, at such time and upon such terms as installments of Minimum Annual Rental are due.

         (b) Except to the extent of Landlord's gross negligence, in no event shall Landlord be liable for damages or otherwise for any interruption, reduction, disruption, curtailment or failure in the supply, quality or character of electricity, services from a central utility plant or any other utility or other service, or if either the quantity, quality or character thereof supplied to or by Landlord is changed or is no longer available for Tenant's requirements, nor shall any such interruption, reduction, disruption, curtailment, failure or change in quantity, quality or character constitute or be deemed to constitute constructive eviction of Tenant, or excuse or relieve Tenant from its obligations under this Lease, including but not limited to the payment of Rental.

         (c) Prior to the commencement of Tenant's occupancy of the Premises and/or at any time thereafter until the expiration of the Term, Landlord may, upon thirty (30) days' prior written notice to Tenant, elect to have Tenant obtain, and/or discontinue furnishing, as applicable, any utility to the Premises (including, without limitation, heating, ventilation and air conditioning services), without thereby affecting this Lease in any manner or otherwise incurring any liability to Tenant, and Landlord shall no longer be obligated to furnish such utility to the Premises. If Landlord shall give Tenant notice of intention to so have Tenant obtain, or for Landlord to cease furnishing, a utility to the Premises, Tenant may contract for and receive such utility directly from the public utility corporation then serving the Shopping Center, and if Tenant does so, Landlord shall permit Tenant, at Tenant's sole cost, to use Landlord's risers, wiring, electric and any other installations then serving the Premises for such purpose, if any, to the extent that the same are available, suitable and may be safely so used, consistent with concurrent and anticipated future use by Landlord and other tenants. If Landlord is the initial provider of a utility service to Tenant, Landlord agrees not to discontinue furnishing any utility to Tenant pursuant hereto until such time as Tenant shall be able to receive said utility service from an alternate source of supply. Tenant agrees to act diligently in connecting to such alternate source as soon as it becomes available. Landlord may from time to time during the Term elect to provide, or resume provision of, any utility to the Premises obtained or provided by Tenant pursuant hereto, and thereafter make an election for Tenant to provide such utility pursuant hereto, and thereafter re-elect again pursuant hereto on an ongoing basis.

         (d) Notwithstanding any other provisions of this Article, to the extent utilities provided by Landlord are utilities which could be supplied to Tenant as a direct customer of a public utility, the value of such utility used by Tenant shall be computed for the purposes of this Article so as not to exceed the rate schedules which would be applicable if Tenant were at the time a direct customer of such public utility corporation.

         (e) Any obligation of Landlord to furnish light, power and services from a central utility plant shall be conditioned upon the availability of adequate energy sources. Landlord shall have the right to reduce heating, cooling and lighting within the Premises and the Common Areas as required by any mandatory or voluntary fuel or energy saving allocation, or similar statute, regulation, order or program.

         (f) Tenant shall operate its heating, ventilating and air conditioning ("HVAC") system(s) serving the Premises so as to maintain comfortable conditions during regular Shopping Center business hours. Temperatures in the Premises shall be compatible with temperatures in the Shopping Center. Tenant's obligation to connect to the services supplied by Landlord, as set forth in this
Section 12.01 and Exhibit B, as well as Tenant's installation, operation and maintenance of its HVAC system(s) within the Premises, shall be as set forth herein, in Exhibit B and in any related exhibit(s).

         (g) If Tenant desires to install any equipment which shall exceed the capacity of any utility facilities or which shall require additional utility facilities, Tenant shall not have the right to do so without Landlord's prior written approval of Tenant's Plans and Specifications and specifications therefor. If such installation is approved by Landlord, and if Landlord provides such additional facilities to accommodate Tenant's installation, Tenant agrees to pay Landlord, on demand, the cost of providing such additional utility facilities or utility facilities of greater capacity. Tenant shall in no event use any of the utility facilities in any way which shall overload or overburden the utility systems.

         (h) Landlord reserves the right to cut off and discontinue furnishing any heating, ventilation, air conditioning or other utility services furnished or submetered by Landlord at any time after notice to Tenant of an event of default under this Lease by Tenant. Landlord shall not be liable for any damages resulting from or arising out of such discontinuance of utility services, and such discontinuance shall not constitute a termination of this Lease or an eviction of Tenant. Tenant hereby releases Landlord from any loss, damage or liability sustained by Tenant as a result of such discontinuance.

                                  ARTICLE XIII

                ESTOPPEL STATEMENT, ATTORNMENT AND SUBORDINATION

         SECTION 13.01 ESTOPPEL STATEMENT.

         Within ten (10) days after request therefor by Landlord, Tenant shall execute, in recordable form, and deliver to Landlord a statement, in writing, certifying (a) that this Lease is in full force and effect, (b) the Commencement Date, the Rental Commencement Date and the expiration date of this Lease, (c) that Rental and all other charges hereunder are paid currently without any offset or defense thereto, (d) the amount of Rental and all other charges hereunder, if any, paid in advance, (e) whether this Lease has been modified and, if so, identifying the modifications, (f) that there are no uncured defaults by Landlord or stating in reasonable detail those claimed by Tenant (provided that, in fact, such details are accurate and ascertainable), and (g) such other matters as may be reasonably requested by Landlord. Tenant's failure or refusal to execute timely such statement shall constitute an acknowledgment by Tenant that the statements contained in such statement are true and correct without exception, and may be relied upon by Landlord or by any prospective or existing transferee of all or any part of Landlord's interest in the Shopping Center or this Lease or by any of Landlord's lenders.

         SECTION 13.02 ATTORNMENT.

         In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage and/or deed of trust made by Landlord covering the Premises, or in the event Landlord sells, conveys or otherwise transfers its interest in the Shopping Center or any portion thereof containing the Premises, this Lease shall remain in full force and effect and Tenant hereby automatically attorns to the new owner. Tenant covenants and agrees, at such new owner's request, to execute an instrument evidencing such attornment reasonably satisfactory to the new owner, recognizing the new owner as the landlord under this Lease. Tenant acknowledges that such new owner shall not be bound by (i) any prepayment of more than one (1) month's Rent (except rental deposit but only to the extent received by said successor) or (ii) any material amendment of the Lease made after the later of the Commencement Date, or the date that such successor's lien or interest first arose, unless said successor shall have consented to such amendment or (iii) any claims, offsets or defenses of Tenant arising prior to such attornment, except for those specifically provided in the Lease. Payment by or performance of this Lease by any person, firm or corporation claiming an interest in this Lease or the Premises by, through or under Tenant without Landlord's consent in writing shall not constitute an attornment or create any interest in this Lease or the Premises. At Tenant's request, the new owner shall acknowledge in writing that, subject to the provisions of this Section, Tenant's interest in the Premises and rights under this Lease shall not be disturbed so long as Tenant is not in default under the terms of this Lease beyond the time permitted to cure such default.

         SECTION 13.03 SUBORDINATION.

         Tenant further agrees this Lease shall be subordinate to the lien of any mortgage, deed of trust or any ground lease that may be placed upon the Premises or the Shopping Center and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, modifications, replacement and extensions thereof. The foregoing shall be self-operative and no further instruments shall be required to effect such subordination of this Lease. Tenant also agrees that any mortgagee, beneficiary or ground lessor may elect to have this Lease constitute a prior lien to its mortgage, deed of trust or ground lease, and in the event of such election and upon notification by such mortgagee, beneficiary or ground lessor to Tenant to that effect, this Lease shall be deemed a prior lien to such mortgage, deed of trust or ground lease, whether this Lease is dated prior to or subsequent to the date of said mortgage, deed of trust or ground lease. Tenant agrees that upon the demand of Landlord, or any mortgagee, beneficiary or ground lessor, Tenant shall, within ten (10) days of the receipt of said demand, execute whatever instruments may be required to carry out the intent of this Section 13.03 in the form requested by Landlord or such mortgagee, beneficiary or ground lessor, including, without limitation, an appropriate recordable subordination agreement. In the event Tenant fails to execute such instruments within ten (10) days after demand, Tenant does hereby irrevocably appoint Landlord as its attorney-in-fact and in its place and stead so to do.

         SECTION 13.04 REMEDIES.

         Failure of Tenant to execute any statements or instruments necessary or desirable to effectuate the foregoing provisions of this Article within fifteen
(15) days after written demand so to do by Landlord shall constitute a breach of this Lease. In the event of such failure, Landlord, in addition to any other rights or remedies it might have, shall have the right by not less than ten (10) days' notice to Tenant to declare this Lease terminated and the Term ended, in which event this Lease shall cease and terminate on the date specified in such notice with the same force and effect as though the date set forth in such notice were the date originally set forth in this Lease and fixed for the expiration of the Term; upon such termination Tenant shall vacate and surrender the Premises, but shall remain liable as provided in this Lease by reason of said breach.

         SECTION 13.05 NOTICE TO MORTGAGEE, BENEFICIARY OR GROUND LESSOR.

         If Tenant is given notice of the name and address of a mortgagee, beneficiary or ground lessor, then Tenant shall give written notice of any default by Landlord to such mortgagee, beneficiary or ground lessor specifying the default in reasonable detail. Tenant shall afford mortgagee, beneficiary or ground lessor the right to cure such default and if such mortgagee, beneficiary or ground lessor does perform on behalf of Landlord, such default shall be deemed cured.

                                   ARTICLE XIV

                            ASSIGNMENT AND SUBLETTING

         SECTION 14.01 RESTRICTIONS ON TRANSFER.

         (a) Notwithstanding any provision contained herein to the contrary, Tenant agrees not to mortgage, encumber, pledge or hypothecate all or any part of this Lease, Tenant's interest in the Premises, or Tenant's business. Further, except as otherwise provided in Section 14.01(c) hereinbelow, Tenant shall not transfer, assign, sublet, enter into franchise, license or concession agreements, of all or any part of this Lease or Tenant's interest in the Premises (collectively "Transfer") without first procuring the written consent of Landlord, which consent shall not be unreasonably withheld, subject to the terms, covenants and conditions contained in this Lease and to the right of Landlord to elect to terminate this Lease as provided in Section 14.02 below. Any attempted or purported Transfer requiring Landlord's consent and made without Landlord's prior written consent shall be void and of no force or effect and shall not confer any estate or benefit on anyone. Further, any such attempted or purported Transfer shall entitle Landlord immediately to terminate this Lease and all further obligations of Landlord hereunder. A consent to one Transfer by Landlord shall not be deemed to be a consent to any subsequent Transfer to any other party. No Transfer of this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor from liability under this Lease.

         (b) Landlord and Tenant agree that it shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer for any of the following reasons, which are not exclusive:

                  (1) The contemplated use of the Premises by the proposed transferee, assignee or sublessee (hereinafter referred to as the "Transferee") is not substantially similar to the "Permitted Use and/or is not consistent with the quality of the merchandise and designer brands which Tenant is required to carry under the Permitted Use;

                  (2)  The   proposed  use  of  the  Premises  by  the  proposed
transferee is inconsistent with the retail tenant mix desired by Landlord;

                  (3) The net worth and/or financial stability of the Transferee is, or may become, inadequate to operate the business permitted to be conducted in the Premises in the manner required by this Lease and/or to meet all of Tenant's financial and other obligations under this Lease;

                  (4) The Transferee's reputation (or that of any of its affiliates) would have an adverse effect upon the reputation of the Shopping Center or the other businesses located therein;

                  (5) The Percentage Rental that would be reasonably anticipated from the sales of the Transferee would reasonably be expected to be less than that of Tenant hereunder;

                  (6) The Transferee would breach any covenant of Landlord respecting radius, location, use or exclusivity in any other lease, financing agreement or other agreement relating to the Shopping Center;

                  (7) Tenant is in default pursuant to this Lease;

                  (8) The nature of the Transferee's proposed or likely use of the Premises would involve any risk, greater than that of Tenant's, of the use, release, disposition or mishandling of "Hazardous Materials" (as defined in Section 7.03);

                  (9) The Transferee is not likely to conduct on the Premises a business of a quality substantially equal to that conducted by Tenant; or

                  (10) Any ground lessor or mortgagee whose consent to such transfer is required fails to consent thereto.

         (c) Notwithstanding anything to the contrary contained in this Article, provided the conditions set forth in this paragraph are met, Tenant may, without the prior consent of Landlord, assign this Lease or sublease the Premises to:
(a) any parent, subsidiary or affiliate of Tenant; (b) any corporation resulting from the consolidation or merger of Tenant into or with any other corporation; or (c) any person, firm or entity purchasing all or substantially all of Tenant's physical assets or all or a portion of Tenant's outstanding stock [clauses (a), (b) and (c) are collectively referred to herein as a "Permitted Transfer"]. As used herein, "parent, subsidiary or affiliate" shall mean a corporation that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant, and "control" shall mean ownership of at least 51% of the voting interests together with the right and power, directly or indirectly, to direct or cause the direction of the management and policies of a particular corporation. Notwithstanding the foregoing, however, (i) such assignment or sublease shall remain fully subject to all of the terms, covenants and conditions of this Lease including but not limited to the Permitted Use as described pursuant to Section 7.01, and the provisions of this Article XIV; (ii) such assignee or sublessee pursuant to (b) or (c) shall have a net worth at the date of such assignment or sublease equal to or greater than the net worth of Tenant (plus the net worth of Tenant's Guarantor, if any) as of the date of this Lease or as of the effective date of such assignment or sublease, whichever is greater]; (iii) such assignment or sublease shall be for the entire unexpired Lease Term; (iv) the person or entity who or which was Tenant prior to the Transfer (and Tenant's Guarantor, if any) shall remain liable for the payment of all sums due and the performance of all other terms and conditions of this Lease; (v) the assignee or sublessee shall assume in a written instrument satisfactory to Landlord all obligations under this Lease; and (vi) concurrent with such assignment or subletting, Tenant shall give notice to Landlord as provided in Section 27.05 of the Lease setting forth the name and address of such assignee or subtenant and the terms of such assignment or subletting. In no event shall any public offering, listing, redemption, hypothecation, conversion, exchange or other similar public disposition of Tenant's corporate stock be deemed an assignment or require Landlord's consent. The provisions set forth in Sections 14.02, 14.05 and 14.06 and the increased Minimum Rent provisions set forth in Section 14.03 shall not apply to any Permitted Transfer.

         In no event shall the transfer of shares of stock of Tenant among the immediate members of the family of a shareholder or to a trust for estate planning purposes be deemed an assignment or require Landlord's consent, unless such transfer results in a change in control of Tenant.

         SECTION 14.02 PROCEDURE FOR TRANSFER.

         Should Tenant desire to make a Transfer requiring Landlord's consent hereunder, Tenant shall, in each instance, give written notice of its intention to do so to Landlord at least forty-five (45) days before the intended effective date of any such proposed Transfer, specifying in such notice whether Tenant proposes to assign or sublet, or enter into license, franchise or concession agreements, the proposed date thereof, and specifically identifying the proposed Transferee, the net worth and previous business experience of the proposed
Transferee, including without limitation copies of the proposed Transferee's last two years' income statement, balance sheet and statement of changes in financial position (with accompanying notes and disclosures of all material changes thereto) in audited form, if available, and certified as accurate by the proposed Transferee. Such notice shall be accompanied, in the case of a proposed assignment, subletting, license, franchise or concession agreement, by a copy of the proposed assignment, sublease, license, franchise or concession agreement or, if same is not available, a letter of commitment or a letter of intent. In the case of a proposed sale of Tenant's business, Tenant shall provide a copy of the proposed sale and financing agreements.

         Landlord shall, within thirty (30) days after its receipt of such notice of a proposed Transfer requiring Landlord's consent, by giving written notice to Tenant of its intention to do so: (a) withhold its consent to the Transfer; (b) consent to the Transfer; or (c) terminate this Lease, such termination to be effective thirty (30) days after receipt of such notice by Tenant. Failure of Landlord to give Tenant written notice of Landlord's action with respect to any request for Landlord's consent to a proposed Transfer shall not constitute or be deemed Landlord's consent to such Transfer. Landlord's consent to a proposed Transfer shall only be given if and when Landlord has notified Tenant in writing that Landlord consents to such proposed Transfer.

         If Landlord shall exercise its termination right hereunder, Landlord shall have the right to enter into a lease or other occupancy agreement directly with the proposed Transferee, and Tenant shall have no right to any of the rents or other consideration payable by such proposed Transferee under such other lease or occupancy agreement, even if such rents and other consideration exceed the rent payable under this Lease by Tenant. Landlord shall have the right to lease the Premises to any other tenant, or not lease the Premises, in its sole discretion. Tenant may, however, elect to nullify Landlord's election to terminate this Lease under clause (c) by furnishing Landlord with written notice of Tenant's election to withdraw its proposed Transfer within ten (10) days of Tenant's receipt of Landlord's notice of termination, in which event the Lease shall remain in effect with the existing Tenant. Landlord and Tenant specifically agree that Landlord's election to terminate this Lease under clause
(c) may be made in Landlord's sole and absolute discretion and that no test of reasonableness shall be applicable thereto. Failure of Tenant to furnish Landlord notice of Tenant's election to nullify shall be deemed Tenant's election to terminate this Lease without further liability of either party. If Landlord withholds its consent to any proposed Transfer pursuant hereto and if Tenant requests in writing within ten (10) days after Tenant's receipt of Landlord's written notice of such withholding of consent, Landlord shall provide to Tenant a statement of its reason(s) for withholding consent to the proposed Transfer within a reasonable time after Landlord's receipt of Tenant's request therefor. Tenant acknowledges and agrees that each of the rights of Landlord set forth herein in the event of a proposed Transfer is a reasonable restriction on Transfer for purposes of applicable laws. Landlord and Tenant agree that Tenant shall have the burden of proving that Landlord's consent to the proposed Transfer was withheld unreasonably. Landlord shall have no liability to Tenant or to any proposed Transferee in damages if it is adjudicated that Landlord's consent shall have been unreasonably withheld and/or that such unreasonable withholding of consent shall have constituted a breach of this Lease or other duty to Tenant, the proposed Transferee or any other person. In such event, Tenant's sole remedy shall be to have the proposed Transfer declared valid, as if Landlord's consent had been duly and timely given (although Tenant shall be entitled to reasonable attorneys' fees if it is the successful party in such litigation, in accordance with the terms of this Lease).

         SECTION 14.03 TRANSFER RENT ADJUSTMENT.

         If Tenant shall make a permitted Transfer hereunder, the Minimum Annual Rental specified in Section 2.01 shall be increased, effective as of the date of such Transfer, to the higher of: (a) the total rent payable by the Transferee pursuant to such Transfer; or (b) an amount equal to the total of the Minimum Annual

Rental, plus Percentage Rent, required to be paid by Tenant pursuant to this Lease during the 12-month period immediately preceding such Transfer. In no event shall the Minimum Annual Rental, after Transfer, be less than the Minimum Annual Rental immediately before Transfer.

         SECTION 14.04 REQUIRED DOCUMENTS AND FEES.

         Each Transfer to which Landlord's consent is required shall be evidenced by a written instrument in form reasonably satisfactory to Landlord, Tenant and the Transferee, executed by Tenant and the Transferee, under which the Transferee shall agree in writing for the benefit of Landlord (except as otherwise agreed in writing by Landlord) to assume, perform and abide by all of the terms, covenants and conditions of this Lease to be done, kept and performed by Tenant, including the payment of all amounts due or to become due under this Lease after the effective date of Transfer, directly to Landlord and the obligation to use the Premises only for the purpose specified in this Lease. Tenant shall reimburse Landlord for Landlord's reasonable attorneys' and administrative fees incurred in the processing of, and documentation for, each such requested Transfer, whether or not the Transfer is consummated, provided the same shall not exceed $2,000.00 per occurrence.

         SECTION 14.05 TRANSFER OF STOCK OR PARTNERSHIP INTEREST.

         If Tenant is a corporation which, under the current laws, rules or guidelines promulgated by the governmental body or agency having jurisdiction and authority to promulgate the same, is not deemed a public corporation, or is an unincorporated association or partnership, the transfer, assignment or hypothecation, in the aggregate of more than a controlling interest of the total outstanding stock or interest in such corporation, association or partnership shall be deemed a Transfer within the meaning and provisions of this Lease.

         SECTION 14.06 ASSIGNMENT AND SUBLEASE RENTALS.

         The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

         (a) Tenant hereby assigns and transfers to Landlord all of Tenant's interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a breach shall occur in the performance of Tenant's obligations under this Lease, Tenant may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such sublease to Landlord, nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant's obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a breach exists in the performance of Tenant's obligations under this Lease, to pay to Landlord the rents and other charges due and to become due under the sublease. The subtenant shall rely upon any such statement and request from Landlord and shall pay such rents and other charges to Landlord without any obligation or right to inquire as to whether such breach exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against said subtenant, or, until the breach has been cured, against Landlord, for any such rents and other charges so paid by said subtenant to Landlord.

         (b) In the event of a breach by Tenant in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults or breaches of Tenant as sublandlord under such sublease.

                                   ARTICLE XV

                                WASTE OR NUISANCE

         SECTION 15.01 WASTE OR NUISANCE.

         Tenant shall not commit nor permit any of its employees, invitees, contractors, subcontractors, licensees, subtenants or agents to commit any waste upon the Premises and shall not place a load upon the floor of the Premises which exceeds the floor load per square foot which such floor was designed to carry. Tenant shall not commit nor permit any of its employees, invitees, contractors, subcontractors, licensees, subtenants or agents to commit any nuisance or other act or thing which may impact Landlord's operation of the Shopping Center or disturb the quiet enjoyment of any other occupant or tenant of the Shopping Center. Tenant shall not use or permit to be used any medium that might constitute a nuisance, such as loudspeakers, sound amplifiers, tape decks, compact disc players, radios, televisions, or any other sound producing or other device which will carry sound or odors outside the Premises and, upon written notice from Landlord, Tenant shall cause any such noise or odors to cease. Tenant agrees that business machines and mechanical equipment used by Tenant which cause vibration or noise that may be transmitted to the building or buildings comprising the Shopping Center or to the Premises to such a degree as to be reasonably objectionable to Landlord or to any occupant, shall be placed and maintained by Tenant at its expense in a manner sufficient to eliminate such vibrations or noise, such as by cork, rubber or spring-type vibration isolators. Tenant shall not allow any use of the Premises or any other portion of the Shopping Center in a manner which is a source of annoyance, disturbance or embarrassment to Landlord or to the other tenants of the Shopping Center or which is deemed by Landlord, in its sole discretion, as not in keeping with the character of the Shopping Center. The Premises shall not be used for any unlawful, immoral or other purpose deemed improper by Landlord.

                                   ARTICLE XVI

                         TRADE NAME; PROMOTIONAL PROGRAM

         SECTION 16.01 TRADE NAME.

         Tenant shall operate its business in the Premises under the name specifically set forth in the Data Sheet ("Trade Name") so long as the same shall not be held to be in violation of any law, and shall not change the advertised name or character of the business operated in the Premises without the prior approval of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

         Tenant shall have the right to change the trade name in connection with a permitted Transfer of this Lease so long as such trade name is not already in use in the Shopping Center or otherwise inconsistent with the trade name of any then existing tenant. Tenant shall furnish Landlord with reasonable prior notice of such change in trade name. Tenant agrees that any change in trade name will require the installation of a new storefront sign at Tenant's expense, the plans for which shall require Landlord's prior written approval and shall conform to Landlord's criteria for signs. In no event will Tenant's right to change the Trade Name hereunder be deemed to permit Tenant to change the Permitted Use, including, without limitation, the quality of the merchandise and designer brands which Tenant is required to carry under the Permitted Use.

         SECTION 16.02 PROMOTIONAL PROGRAM.

         (a) Landlord shall provide or cause to be provided a program of advertising and promotional events and services ("Promotional Program") which, in Landlord's sole judgment, will serve to promote the Shopping Center. Landlord shall not be obligated to spend more than is actually collected from tenants in providing the Promotional Program. Any promotional services and personnel provided shall be under the exclusive control and supervision of Landlord, who shall have the sole authority to employ and discharge personnel and to establish a budget for the Promotional Program. Tenant agrees to the mention or nonmention of Tenant's Trade Name in the general advertising and, in either event, Tenant shall, upon the request of Landlord, furnish copy, pictures or an example of its merchandise for promotion in such advertising.

         (b) Tenant shall pay to Landlord, as Tenant's share of the cost of the Promotional Program, an annual promotional charge ("Promotional Charge") which originally shall equal the amount set forth in the Data Sheet. All payments, charges, dues and assessments payable under this Section shall be payable in monthly installments on the first day of each month as Additional Rent. Such Promotional Charge payable by Tenant shall be adjusted annually commencing on the February 1st immediately succeeding the Rental Commencement Date and annually thereafter by a percentage equal to the percentage increase from the base period of the "Index" (as defined in Section 27.23) to the respective February or the closest subsequent month thereto that the Index is published; provided, however, in no event shall Tenant pay less for any year than the Promotional Charge for the preceding year. The term "base period" shall refer to the month during which the Rental Commencement Date occurs (or, if the Index is not published for the month during which the Rental Commencement Date occurs, then the closest subsequent month thereto). In the event the Premises is located within an expansion and/or specially constructed area within the Shopping Center where a grand opening date shall be set by Landlord, then Tenant shall also pay an initial assessment in the amount set forth in the Data Sheet in addition to the Promotional Charge, such initial assessment payable in one lump sum within thirty (30) days after the Rental Commencement Date.

                                  ARTICLE XVII

                             DAMAGE AND DESTRUCTION

         SECTION 17.01 RECONSTRUCTION OF DAMAGED PREMISES.

         (a) In the event the Premises shall be partially or totally destroyed by fire or other casualty insured under the insurance carried by Landlord pursuant to Section 11.02 of this Lease so as to become partially or totally untenantable, then the damage to the Premises shall be promptly repaired (unless Landlord shall elect not to rebuild as hereinafter provided), whereupon the Minimum Annual Rental and, to the extent reimbursed from the proceeds of insurance carried by Landlord under Section 11.02, Additional Rent payable by Tenant to Landlord shall be abated in proportion to the Floor Area of the Premises rendered untenantable, and the Annual Breakpoint shall likewise be proportionately reduced. Payment of full Minimum Annual Rental and Additional Rent so abated shall commence, and Tenant shall be obligated to reopen for business on the thirtieth (30th) day following the date that Landlord advises Tenant that the Premises are tenantable (which shall mean that Landlord shall have repaired, restored or reconstructed the Premises, including the leasehold improvements as defined in Exhibit B), unless Tenant opens at an earlier time or remains open following such damage or destruction. Tenant hereby waives the provisions of any statute or other law that may be in effect at the time of the occurrence of any such damage or destruction under which a lease is automatically terminated or pursuant to which a tenant is given the right to terminate a lease by reason of such an event of damage or destruction.

         (b) Landlord shall be obligated to cause such repairs to be made unless Landlord, at its sole option, elects to cause Tenant to make such repairs to the leasehold improvements, in which event Tenant shall promptly complete the same and Landlord will make available to Tenant for the sole purpose of reconstruction of Tenant's leasehold improvements such portion of any insurance proceeds received by Landlord from its insurance carrier under a policy carried pursuant to Section 11.02 of this Lease as may be allocated to the leasehold improvements of the Premises by Landlord. In the event of any such repairs, restoration and reconstruction by Tenant, an architect duly registered in the state where the Premises is located (if such registration is required by applicable code or governmental authorities) shall be selected and appointed by Tenant to prepare any necessary drawings and specifications and to supervise the work and direct the payment of such insurance proceeds. Such insurance proceeds shall be payable to Tenant only upon being provided certificates by said architect stating that the payments specified therein are properly payable for the purpose of reimbursing Tenant for the expenditures actually made by Tenant in connection with such work. At the election of Landlord or Landlord's mortgagee, direct payments may be made to material suppliers and laborers upon written certification by said architect that such payments are due and payable. In making such repairs, restoration or reconstruction, Tenant, at its expense, shall comply with all laws, ordinances and governmental rules and regulations and shall perform all work or cause such work to be performed with due diligence and in a first-class manner. All permits required in connection with said repairs, restoration and reconstruction shall be obtained by Tenant at Tenant's sole cost and expense. Any amount expended by Tenant in excess of such insurance proceeds received by Landlord and made available to Tenant shall be the sole obligation of Tenant.

         (c) In the event of repair, restoration or reconstruction by Landlord, any amount expended by Landlord in repairing the Premises in excess of the proceeds of insurance received by Landlord pursuant to Section 11.02 of this Lease which were allocated to the Premises shall be repayable by Tenant to Landlord within ten (10) days after receipt by Tenant of a statement setting forth the amount of such excess. The party required hereunder to repair, restore or reconstruct the damage to the Premises shall reconstruct such Premises in accordance with the Plans and Specifications originally approved by Landlord or new drawings prepared by Tenant's architect at Tenant's sole cost and expense and acceptable to Landlord and Tenant, and shall otherwise comply with the criteria and procedures of Exhibit B unless Landlord elects otherwise. In no event shall Landlord be required to repair or replace Tenant's merchandise, trade fixtures, signs, furnishings, equipment or other items of personal property, but the same shall be repaired or replaced promptly to a condition at least equal to that prior to the damage or destruction thereof by Tenant.

         Notwithstanding the foregoing, if the amount to be expended by Landlord in repairing the Premises is in excess of the proceeds of insurance, Landlord and not Tenant shall bear the amount of such excess provided Tenant has complied with Section 11.02 of this Lease

         SECTION 17.02 LANDLORD'S AND TENANT'S OPTION TO TERMINATE LEASE.

         If (i) more than thirty-five percent (35%) of the Floor Area of the building in which the Premises are located or of the Shopping Center or of the Common Areas, shall be damaged or destroyed by fire or other casualty at any time, or (ii) during the last three (3) years of the Term of this Lease, more than twenty-five percent (25%) of the Floor Area of the Premises or of the building in which the Premises are located or of the Shopping Center or of the Common Areas shall be damaged or destroyed by fire or other casualty, or (iii) all or any part of the Shopping Center or said building or the Premises or of the parking facilities or of the Common Areas is damaged or destroyed at any time by the occurrence of any risk not insured under the insurance carried by Landlord pursuant to Section 8.03 or Section 11.02, then Landlord either may elect that the building and/or Premises and/or Shopping Center and/or the Common Areas, as the case may be, shall be repaired and rebuilt or, at its sole option, may terminate this Lease by giving written notice to Tenant of Landlord's election so to terminate, such notice to be given within ninety (90) days after the occurrence of such damage or destruction.

         In the event of damage or destruction to the Premises by fire or other casualty, if such damage or destruction is not repaired (subject to Section
27.04 and except if Tenant's actions, or failure to act, are the cause for such delay) within a one (1) year following the date of such damage or destruction, then Tenant shall have the right to terminate this Lease by thirty (30) days prior written notice to Landlord


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


within thirty (30) days after the expiration of said one (1) year period; provided, however, if the repair is substantially completed within said one (1) year period, Landlord shall have an additional ninety (90) days to complete such repairs before Tenant's right to terminate as provided herein is effective.

         Landlord's option to terminate this Lease as described in Section 17.02 shall be conditioned upon Landlord's exercising its option to terminate the leases of all other tenants of the Shopping Center with premises on Level 1 of Building 2 who are similarly affected by such casualty (to the extent that Landlord possesses the right to do so under its leases with such tenants).

                                  ARTICLE XVIII

                                 EMINENT DOMAIN

         SECTION 18.01 TOTAL CONDEMNATION OF PREMISES.

         If the whole of the Premises shall be taken by any public authority under the power of eminent domain or sold to a public authority under threat or in lieu of such taking, then the Term of this Lease shall cease as of the day upon which possession is taken by such public authority, and Minimum Annual Rental, Percentage Rental, Additional Rent and other charges shall be paid up to that day with a proportionate refund by Landlord of such Rental payments as may have been paid in advance for a period subsequent to the date of the taking.

         SECTION 18.02 PARTIAL CONDEMNATION.

         (a) If less than the whole but more than twenty percent (20%) of the Floor Area of the Premises or more than fifty percent (50%) of the square footage of Common Areas shall be so taken under eminent domain, or sold to public authority under threat or in lieu of such taking, Tenant shall have the right either to terminate this Lease as of the day possession is taken by such public authority, or, subject to Landlord's right of termination as set forth in
Section 18.02(c) of this Article, to continue in possession of the remainder of the Premises, upon notifying Landlord in writing within ten (10) days after such taking of Tenant's intention. In the event Tenant elects to remain in possession, all of the terms provided herein shall continue in effect, except that as of the day possession of such percentage of the Premises is taken by public authority, the Minimum Annual Rental and Additional Rent payable by Tenant to Landlord shall be reduced in proportion to the Floor Area of the Premises taken and the Annual Breakpoint shall likewise be proportionately reduced; thereafter, Landlord shall, at Landlord's cost and expense to the extent of any available condemnation award, make all the necessary repairs or alterations to the basic building, so as to constitute the remaining Premises a complete architectural unit, and Tenant, at Tenant's sole cost and expense, shall similarly act with respect to Tenant's leasehold improvements, trade fixtures, furnishings and equipment.

         (b) If twenty percent (20%) or less of the Floor Area of the Premises shall be so taken, the Term of this Lease shall cease, only on the part so taken, as of the day possession shall be taken by such public authority, and Tenant shall pay Rental and other charges up to that day; thereafter, the Minimum Annual Rental and Additional Rent payable by Tenant to Landlord shall be reduced in proportion to the Floor Area of the Premises so taken and the Annual Breakpoint shall likewise be proportionately reduced. Landlord shall, at Landlord's cost and expense to the extent of any available condemnation award, make all necessary repairs or alterations to the basic building, so as to constitute the remaining Premises a complete architectural unit, and Tenant, at Tenant's sole cost and expense, shall similarly act with respect to Tenant's leasehold improvements, trade fixtures, furnishings and equipment.

         (c) If more than twenty-five percent (25%) of the Floor Area of the building in which the Premises are located, or more than twenty-five percent (25%) of the Premises, or more than twenty-five percent (25%) of the square footage of the Shopping Center or of the Common Areas shall be taken under power of eminent domain, or sold to public authority under threat or in lieu of such taking, Landlord may, by written notice to Tenant delivered on or before the tenth (10th) day following the date of surrender of possession to the public authority, terminate this Lease as of the date possession is taken by public authority. The Minimum Annual Rental, Percentage Rental, Additional Rent and other charges shall be paid up to the day possession is taken by public authority, with an appropriate refund by Landlord of such Rental payments as may have been paid in advance for a period subsequent to that date.

         (d) A voluntary sale or transfer of interest of all or any part of the Premises or of the Common Area in the Shopping Center by Landlord to any public or quasi-public body, agency, person or other entity, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article XVIII.

         SECTION 18.03 LANDLORD AND TENANT DAMAGES.

         All damages awarded for such taking under the power of eminent domain or proceeds from any sale under threat or in lieu of such a taking, whether for the whole or part of the Premises or leasehold


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


improvements thereto, shall belong to and be the property of Landlord, irrespective of whether such damages shall be awarded or proceeds obtained as compensation for diminution in value to the leasehold improvements thereto, or to the fee of the Premises, and Tenant shall have no claim against either Landlord or the condemning authority with respect thereto; provided, however, that Landlord shall not be entitled to any award specifically designated as compensation for, depreciation to, and cost of removal of, Tenant's stock and trade fixtures, or (subject to the rights of any mortgagee or beneficiary of any mortgage or deed of trust made by Landlord covering the Premises) to any award specifically designated as compensation for the unamortized cost of Tenant's leasehold improvements less any Landlord contribution to Tenant's Work, such amortization to be calculated on a straight-line basis over the Term of this Lease. Tenant hereby waives the provisions of any statute or other law that may be in effect at the time of the occurrence of any such taking under which a lease is automatically terminated or pursuant to which a tenant is given the right to terminate a lease by reason of such a taking.

                                   ARTICLE XIX

                                     DEFAULT

         SECTION 19.01 RIGHTS UPON DEFAULT.

         (a) Notwithstanding any provision herein to the contrary and irrespective of whether all or any rights conferred upon Landlord by this
Article XIX are expressly or by implication conferred upon Landlord elsewhere in this Lease, in the event of (i) any failure of Tenant to pay any Minimum Annual Rental, Percentage Rental or Additional Rent or any other charges or sums whatsoever due hereunder (including without limitation, amounts due as reimbursement to Landlord for costs incurred by Landlord in performing obligations of Tenant hereunder upon Tenant's failure so to perform) for more than five (5) days after written notice from Landlord to Tenant that such rental or any other charges or sums whatsoever due hereunder were not received on the date required for payment pursuant to this Lease, provided that such notice from Landlord shall be in lieu of, and not in addition to, any notice of default required by applicable laws, or (ii) any default or failure by Tenant to perform any other of the terms, conditions, or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after written notice from Landlord to Tenant of such default (unless Tenant is unable to cure such default within said thirty (30) days in which event Tenant shall not be deemed to be in default hereunder if Tenant shall have commenced to cure said default promptly within thirty (30) days and shall thereafter proceed to prosecute such cure to completion with all reasonable dispatch and diligence, provided that in no event shall such cure period extend beyond one hundred twenty (120) days), provided that such notice from Landlord shall be in lieu of, and not in addition to, any notice of default required by applicable laws, or (iii) the failure by Tenant to move into the Premises and to initially open for business within thirty (30) days following the Rental Commencement Date, or (iv) any failure by Tenant to operate continuously in the manner and during the hours established by Landlord pursuant to Section 7.02(a) hereof or for the purpose specified in the Data Sheet (the Permitted Use), or (v) Tenant's abandonment of the Premises, or permitting this Lease to be taken under any writ of execution or similar writ or order, then Landlord, in addition to or in lieu of other rights or remedies it may have under this Lease or by law, shall have the following rights, but in any event subject to necessary legal proceedings and Landlord's accepted obligation to mitigate damages as expressly provide herein, Landlord may at its sole discretion: (A) immediately terminate this Lease and Tenant's right to possession of the Premises by giving Tenant written notice that this Lease is terminated, in which event, upon such termination, Landlord shall have the right to recover from Tenant the sum of (1) the worth at the time of award of the unpaid rental which had been earned at the time of termination; (2) the worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant affirmatively proves could have been reasonably avoided;
(3) the worth at the time of award of the amount by which the unpaid rental for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant affirmatively proves could be reasonably avoided; (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (5) all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law; or (B) have this Lease continue in effect for so long as Landlord does not terminate this Lease and Tenant's right to possession of the Premises, in which event Landlord shall have the right to enforce all of Landlord's rights and remedies under this Lease including the right to recover the Minimum Annual Rental, Percentage Rental, Additional Rent and other charges payable by Tenant under this Lease as they become due under this Lease; or (C) without terminating this Lease, Landlord may pay or discharge any breach or violation hereof which amount so expended shall be added to the next monthly incremental payment of Minimum Annual Rent, Percentage Rental and Additional Rent due and treated in the same manner as Rental hereunder; or (D) without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable.

         (b) If Landlord proceeds under Section 19.01(a)(D) above, upon such reletting all Rental and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than Rental due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorney fees and of costs of such alterations and repairs; third, to the payment of Rental due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Minimum Annual Rental and Additional Rent payable by Tenant hereunder, as the same may become due and payable hereunder. If such Minimum Annual Rental, Additional Rent and other sums received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall pay such deficiency to Landlord; if such rentals and sums shall be more, Tenant shall have no right to the excess. Such deficiency shall be calculated and paid monthly. No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach and shall have the remedies provided herein. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Premises, all of which amount shall be immediately due and payable from Tenant to Landlord. Landlord shall use its reasonable efforts to mitigate its damages hereunder; however, the failure or refusal of Landlord to relet the Premises shall not affect Tenant's liability. The terms "entry" and "re-entry" are not limited to their technical meanings. If Tenant shall default hereunder prior to the date fixed as the commencement of any renewal or extension of this Lease, Landlord may cancel and terminate such renewal or extension agreement by written notice. In the event of re-entry by Landlord, Landlord may remove all persons and property from the Premises and such property may be stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, without notice or resort to legal process and without Landlord being deemed guilty of trespass, conversion or becoming liable for any loss or damage which may be occasioned thereby. In the event Tenant shall not remove its property from the Premises within ten (10) days after Tenant has vacated the Premises, then such property shall be deemed abandoned by Tenant and Landlord may dispose of the same without Landlord having any liability to Tenant. If Landlord removes such property from the Premises and stores it at Tenant's risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any Rental then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for the conducting of such sale, and for attorneys' fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in this
Section 19.01(b).

         (c) At any time that Tenant has either failed to pay Rental or other charges within five (5) days after the same shall be due or shall have delivered checks to Landlord for payments pursuant to this Lease which shall have on at least three (3) occasions during the Term of this Lease (whether consecutive or not or whether involving the same check or different checks) been returned by Landlord's bank for any reason, Landlord shall not be obligated to accept any payment from Tenant unless such payment is made by cashier's check or in bank certified funds.

         (d) For purposes of subclauses (1) and (2) of Section 19.01(a), "worth at the time of award" shall be computed by allowing interest at the maximum rate permitted by law (see Section 27.13) and for purposes of subclause (3) of
Section 19.01(a), "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank whose jurisdiction includes the Shopping Center at the time of award, plus one percent (1%); the Rental reserved in this Lease shall be deemed to be a monthly rental arrived at
(i) by adding to the monthly installment of Minimum Annual Rental payable under this Lease an amount equal to the monthly average of all the Percentage Rental based on Gross Sales received by or payable to Landlord hereunder during the period that Tenant was conducting Tenant's business in the Premises in the manner and to the extent required pursuant to this Lease, plus (ii) one twelfth (1/12th) of the annual average of all Additional Rent payable by Tenant hereunder (such as, by way of example, Tenant's share of Operating Costs and Expenses).

         (e) Anything to the contrary notwithstanding, Landlord shall not be required to give notice under this Article XIX more than twice in any consecutive twelve month period for the same type of default.

         (f) Notwithstanding anything in the Lease to the contrary, Landlord aggress to use reasonable efforts to mitigate Landlord damages in the event of a default by Tenant under this Lease, including reasonable efforts to relet the Premises and to collect any rentals due upon such reletting..

                                   ARTICLE XX

                            BANKRUPTCY OR INSOLVENCY

         SECTION 20.01 TENANT'S INTEREST NOT TRANSFERABLE.

         Except as may specifically be provided pursuant to the Federal Bankruptcy Code, neither Tenant's interest in this Lease, nor any estate hereby created in Tenant nor any interest herein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law.

         SECTION 20.02 TERMINATION.

         In the event the interest or estate created in Tenant hereby shall be taken in execution or by other process of law, or if Tenant's guarantor, if any, or its executors, administrators, or assigns, if any, shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state act or the Federal Bankruptcy Code or if Tenant is adjudicated insolvent by a court of competent jurisdiction other than the United States Bankruptcy Court, or if a receiver or trustee of the property of Tenant or Tenant's guarantor, if any, shall be appointed by reason of the insolvency or inability of Tenant or Tenant's guarantor, if any, to pay its debts as the same become due or if any assignment shall be made of the property of Tenant or Tenant's guarantor, if any, for the benefit of creditors, then Landlord shall have the right to elect by written notice to Tenant to terminate this Lease and all rights of Tenant hereunder, and Tenant shall vacate and surrender the Premises but shall remain liable as herein provided.

         SECTION 20.03 TENANT'S OBLIGATION TO AVOID CREDITORS' PROCEEDINGS.

         Tenant or Tenant's guarantor, if any, shall not cause or give cause for the appointment of a trustee or receiver of the assets of Tenant or Tenant's guarantor, if any, and shall not make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under insolvency law except under the Federal Bankruptcy Code or the appointment of a trustee or receiver of Tenant or Tenant's guarantor, if any, or of the assets of either of them, shall be conclusive evidence that Tenant caused, or gave cause therefor, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within sixty (60) days after such allowance or appointment. Any act or occurrence described in this Section 20.03 shall be deemed a material breach of Tenant's obligations hereunder, and providing Landlord with the right to elect by written notice to Tenant to terminate this Lease and all rights of Tenant hereunder, and Tenant shall vacate and surrender the Premises but shall remain liable as herein provided. Landlord does, in addition, reserve any and all other remedies provided in this Lease or by law.

         SECTION 20.04 ELECTION TO ASSUME LEASE.

         (a) This is a lease of real property in a shopping Center within the meaning of Section 365(b)(3) of the United States Bankruptcy Code, 11 U.S.C.
Section 101 ET SEQ. (the "Bankruptcy Code").

         (b) In the event that Tenant becomes a Debtor under Chapter 7, 11 or 13 of the Bankruptcy Code, and the Trustee or Tenant, as Debtor-In-Possession, elects to assume this Lease for the purpose of assignment to a third party or otherwise, such election and assignment, if any, may only be made if all of
Landlord's conditions are met. If the Trustee or Tenant, as Debtor-In-Possession, fails to elect to assume or reject this Lease by the sixtieth (60th) day after the entry of the Order for Relief in a case under Chapter 7, 11 and 13 of the Bankruptcy Code, this Lease shall thereafter be deemed rejected and terminated in accordance with Section 365(d)(4) of the Bankruptcy Code. The Trustee or Tenant, as Debtor-In-Possession, shall thereupon immediately surrender possession of the Premises to Landlord and Landlord shall have no further obligation to Tenant or Trustee under the Lease. The acceptance of rent by Landlord after the sixtieth (60th) day shall not be deemed a waiver of Landlord's rights herein and under Section 365(d)(4) of the Bankruptcy Code, and Landlord's right to be compensated for damages in such bankruptcy case shall survive.

         SECTION 20.05 SUBSEQUENT BANKRUPTCY.

         In the event that this Lease is assumed by a Trustee appointed for Tenant or by Tenant as Debtor-In-Possession and thereafter Tenant is liquidated or files a subsequent Petition for reorganization or adjustment of debts under Chapter 11 or 13 of the Bankruptcy Code, then, and in either of such events, Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder, by giving Tenant written notice of its election to so terminate, by no later than thirty (30) days after the occurrence of either of such events.

         SECTION 20.06 ASSIGNMENT.

         If the Trustee or Debtor-In-Possession has assumed this Lease pursuant to the terms and conditions of Sections 20.02 or 20.03, for the purpose of transferring Tenant's interest under this Lease or the estate created thereby, to any other person, such interest or estate may be so transferred only if Landlord shall acknowledge in writing that the intended transferee has provided "adequate assurance of future performance" of all of the terms, covenants and conditions of this Lease to be performed by Tenant.

         SECTION 20.07 OCCUPANCY CHARGES.

         When, pursuant to the Bankruptcy Code, the Trustee or Tenant, as Debtor-In-Possession shall be obligated to pay reasonable use and occupancy charges for the use of the Premises or any portion thereof, such charge shall not be less than the Minimum Annual Rental as defined in this Lease and other monetary obligations of Tenant for the payment of Additional Rent.


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


         SECTION 20.08 CONSENT.

         Neither Tenant's interest in this Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, shall pass to any trustee, receiver, transferee for the benefit of creditors, or any other person or entity, or otherwise by operation of law under the laws of any state having jurisdiction of the person or property of Tenant unless Landlord shall consent to such transfer in writing. No acceptance by Landlord of Rental or any other payments from any such trustee, receiver, transferee, person or other entity shall be deemed to have waived the need to obtain Landlord's consent for any transfer of Tenant's interest under this Lease.

         SECTION 20.09 ATTORNEY FEES.

         If, in the context of Tenant's bankruptcy case, Landlord is compelled at any time to incur any expense, including attorneys' fees, in enforcing or attempting to enforce the terms of this Lease or to enforce or attempt to enforce any actions required under the Bankruptcy Code to be taken by the Trustee or by Tenant, as Debtor-In-Possession, then the sum so paid by Landlord shall be awarded to Landlord by the Bankruptcy Court and shall be immediately due and payable by the Trustee or by Tenant's bankruptcy estate to Landlord in accordance with the terms of the order of the Bankruptcy Court.

         SECTION 20.10 OTHER LAWS.

         The provisions of this Article XX concerning the rights of Landlord, and the obligations of Trustee, Tenant, Debtor, Receiver, Debtor-In-Possession and assignee are in addition to such rights and obligations provided by law, including those applicable provisions of the Bankruptcy Code. Nothing contained in this Article XX shall limit or reduce in any manner whatsoever such rights and obligations which are otherwise provided by law.

                                   ARTICLE XXI

                               ACCESS BY LANDLORD

         SECTION 21.01 RIGHT OF ENTRY.

         Subject to Section 6.03(c), Landlord and Landlord's agents shall have the right to enter the Premises for any reasonable purpose upon reasonable advance notice to Tenant. Subject to Section 6.03(c), Landlord shall have the further right to enter the Premises to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and Minimum Annual Rental, Percentage Rental, Additional Rent and other charges reserved hereunder shall not abate while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. In exercising such right of entry, Landlord shall use every reasonable effort not to disrupt Tenant's business in the Premises and to, whenever possible, perform such work during non-business hours. Landlord or Landlord's agents shall have the further right to enter the Premises at any time without notice in the event of emergency. During the six (6) months prior to the expiration of the Term of this Lease, Landlord may exhibit the Premises to prospective tenants and their representatives, including brokers, for purposes including but not limited to the inspection and measurement of the Premises.

         If, as a direct result of the exercise of Landlord's  rights under this
Section 21.01, there is substantial and material interference with Tenant's ability to conduct its business in the Premises and as a result Tenant is forced to close its business in the Premises for a period in excess of forty eight (48) hours, then the payment of Minimum Annual Rental and Additional Rental (except with respect to utilities costs) shall abate until such time as Landlord ceases the exercise of such rights or Tenant is able to reopen the Premises for business, whichever shall first occur.

                                  ARTICLE XXII

                                TENANT'S PROPERTY

         SECTION 22.01 TAXES ON TENANT'S PROPERTY.

         Tenant shall be responsible for, and agrees to pay prior to delinquency, any and all Taxes or other taxes, assessments, levies, fees and other governmental charges and impositions of every kind or nature, regular or special, direct or indirect, presently foreseen or unforeseen or known or unknown, levied or assessed by municipal, county, state, federal or other governmental taxing or assessing authority, upon, against or with respect to (i) Tenant's leasehold interest in the Premises, (ii) all furniture, fixtures, equipment, inventory and any other personal property of any kind owned by, or placed, installed or located in, within, upon or about the Premises by Tenant, any concessionaire or any previous tenant or occupant, and (iii) all alterations, additions, or improvements of whatsoever kind or nature, if any, made to the

Premises, by Tenant, any concessionaire or any previous tenant or occupant, irrespective of whether any such tax is assessed, real or personal, and irrespective of whether any such tax is assessed to or against Landlord or Tenant (collectively, "Tenant's Taxes"). Tenant shall provide Landlord with evidence of Tenant's timely payment of such Tenant's Taxes upon Landlord's request. If at any time any of such Tenant's Taxes are not levied and assessed separately and directly to Tenant (for example, if the same are levied or assessed to Landlord, or upon or against the building containing the Premises and/or the land underlying said building), Tenant shall pay to Landlord Tenant's share thereof as determined and billed by Landlord.

         SECTION 22.02 LOSS AND DAMAGE.

         Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying premises or any part of the premises adjacent to or connected with the Premises or any part of the building of which the Premises are a part, or any other area in the Shopping Center, or for any loss or damage resulting to Tenant or its property from bursting, stoppage or leaking of water, gas, sewer or steam pipes, or (without limiting the foregoing) for any damage or loss of property within the Premises from any cause whatsoever.

         SECTION 22.03 NOTICE BY TENANT.

         Tenant shall give immediate notice to Landlord in case of any damage to or destruction of all or any part of, or of accidents occurring within the Premises, or of defects therein or of any damage to or destruction of any inventory, fixtures or equipment within the Premises.

                                  ARTICLE XXIII

                                  HOLDING OVER

         SECTION 23.01 HOLDING OVER.

         If possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to 150% of: (i) the Minimum Annual Rental that was payable under this Lease during the last month of the Term plus the monthly Additional Rent that was payable by Tenant during the last month of the Term. Landlord's right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity. Nothing contained in this Section
23.01 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord's right to regain possession of the Premises, through summary proceedings or otherwise. Landlord's acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Section 23.01. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights that Tenant or any such person may have under the provisions of legal requirements, in connection with any holdover summary proceedings that Landlord may institute to enforce the foregoing provisions of this Article. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all loss, claims, demands, liabilities, damages (including, without limitation, consequential damages), costs and/or expenses (including, without limitation, attorneys' fees and expenses) resulting from any failure by Tenant to surrender the Premises in the manner and condition required by this Lease upon the expiration of the Term or earlier termination of this Lease, including, without limitation, any claims made by any proposed new tenant founded upon such failure.

         SECTION 23.02 SUCCESSORS.

         All rights and liabilities herein given to, or imposed upon, the parties to this Lease shall inure to and be imposed upon the respective heirs, executors, administrators, successors and assigns of the said parties; and if there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved in advance by Landlord in writing or permitted by Article XIV.

                                  ARTICLE XXIV

                              RULES AND REGULATIONS

         SECTION 24.01 RULES AND REGULATIONS.

         Tenant agrees to comply with and observe all rules and regulations established by Landlord from time to time, provided the same shall apply uniformly to all tenants of the Shopping Center. Tenant's failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease in the same manner as if the rules and regulations were contained herein as covenants. In the case of any conflict between said rules and regulations and this Lease, this Lease shall be controlling.


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


                                   ARTICLE XXV

                                 QUIET ENJOYMENT

         SECTION 25.01 LANDLORD'S COVENANT.

         Upon payment by Tenant of Rental herein provided and other charges payable by Tenant under this Lease, and upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject nevertheless to the terms and conditions of this Lease, any mortgage and/or deed of trust to which this Lease is subordinated and any reciprocal easement agreement made between Landlord and tenants or others occupying the Department Stores.

                                  ARTICLE XXVI

                                SECURITY DEPOSIT

         SECTION 26.01 DEPOSIT.

         At or before Tenant's execution of this Lease, Tenant shall deposit with Landlord the sum set forth in the Data Sheet as a security deposit and payment and performance guaranty. Landlord shall retain said sum throughout the Term of this Lease as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease. (Such sum is occasionally referred to herein as the "deposit".) If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rental, Landlord may use, apply or retain all or any part of the deposit for the payment of any Rental or any other sum in default, or for the payment of any loss or damage which Landlord may suffer by reason of Tenant's default, or to compensate Landlord for any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default. In no event, except as specifically hereinafter provided, shall Landlord be obliged to apply the same to Rental or other charges in arrears or to damages for Tenant's failure to perform said covenants, conditions and agreements; however, Landlord may so apply the deposit, at its option. Landlord's right to bring a special proceeding to recover or otherwise to obtain possession of the Premises before or after Landlord's declaration of the termination of this Lease for non-payment of Rental or for any other reason shall not in any event be affected by reason of the fact that Landlord holds the deposit.

         In the event that Landlord regains possession of the Premises, whether by special proceeding, reentry or otherwise, because of Tenant's default or failure to carry out the covenants, conditions and agreements of this Lease, Landlord may apply such deposit to all damages suffered through the date of said repossession and may retain the deposit to apply to such damages as may be suffered or shall accrue thereafter by reason of Tenant's default or breach. In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, or any guarantor of Tenant hereunder, such deposit shall be deemed to be applied first to the payment of any Rental and/or other charges due Landlord for all periods prior to the institution of such proceedings, and the balance, if any, of such deposit may be retained by Landlord in partial liquidation of Landlord's damages.

         The deposit shall not constitute a trust fund. Landlord shall not be obligated to keep such deposit as a separate fund but may commingle the deposit with its own funds. Tenant shall not be entitled to interest on the deposit. In the event Landlord applies the deposit in whole or in part, Tenant shall, within five (5) days after written demand by Landlord, deposit sufficient funds to maintain the deposit in the initial amount. Failure of Tenant to deposit such additional funds shall entitle Landlord to avail itself of the remedies provided in this Lease for non-payment of Rental by Tenant. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the security deposit or any balance thereof, less any sums then due Landlord from Tenant under this Lease, shall be returned to Tenant (or, at Landlord's option to the last assignee of Tenant's interest thereunder) within thirty (30) days following the later of the expiration of the Term of this Lease or Tenant's vacating the Premises.

                                  ARTICLE XXVII

                                  MISCELLANEOUS

         SECTION 27.01 WAIVER; ELECTION OF REMEDIES.

         One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant. No breach by Tenant of a covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. The rights and remedies of Landlord under this Lease or under any specific Section, subsection or clause hereof shall be cumulative and in addition to any and all other rights and remedies which Landlord has or may have elsewhere under this Lease or at law or equity, whether or not such Section, subsection or clause expressly so states.

         SECTION 27.02 ENTIRE AGREEMENT.

         The Data Sheet and all exhibits and/or addendum(s), and/or rider(s), if any, attached to this Lease are hereby made a part of this Lease, with full force and effect as if set forth herein. This Lease supersedes all prior agreements  between  the  parties  and sets forth all the  covenants,  promises, agreements and conditions, and understandings between Landlord and Tenant concerning the Premises and there are no actual or implied covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as are set forth herein and none thereof shall be used to interpret, construe, supplement or contradict this Lease. Landlord has made no representations or warranties regarding the profitability of the Premises or the Shopping Center, and Tenant has not entered into this Lease in reliance on any such representations, warranties or financial projections prepared or furnished to Tenant by Landlord. Although the printed provisions of this Lease were drawn by Landlord, the parties hereto agree that this circumstance alone shall not create any presumption, canon of construction or implication favoring the position of either Landlord or Tenant. The parties agree that any deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse, obverse or opposite of the deleted language. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party. Tenant shall pay all of Landlord's costs, expenses and reasonable fees of its attorney(s) in connection with any assignment of this Lease, subletting of the Premises or amendment, change or addition to this Lease made at the request of or to accommodate Tenant.

         SECTION 27.03 INTERPRETATION; USE OF PRONOUNS; AUTHORITY.

         Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint ventures between the parties hereto, it being understood and agreed that neither the method of computation of Rental, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant. Whenever herein the singular number is used the same shall include the plural, and the masculine gender shall include the feminine and neuter genders. If this Lease is signed on behalf of a corporation, partnership or other entity, such entity is authorized to enter into and the signer is duly authorized to execute this Lease on behalf of such corporation, partnership or entity.

         SECTION 27.04 DELAYS; FORCE MAJEURE.

         In the event either party hereto shall be delayed in the performance of its initial construction, or maintenance and/or repair obligations, by reasons of strikes; lockouts; labor disputes; Acts of God; inability to procure labor, materials, or reasonable substitutes therefor; or shall at any time be so delayed by reason of the diminution of power or power failure(s); restrictive governmental laws or controls; judicial orders; enemy or hostile governmental action; civil commotion; fire or other casualty, or reasons of a similar nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that the time for performance shall in no event be extended due to financial or economic problems of either party, their architects, contractors, agents or employees, or delay caused by the inability of architects, contractors, suppliers or other employees and agents to meet deadlines, delivery or contract dates (unless such inability is caused by Acts of God, war, civil disobedience or strike). Notwithstanding anything to the contrary, the occurrence of any of the events of force majeure herein described shall not excuse Tenant's obligations to pay Minimum Annual Rental, Percentage Rental and Additional Rent (unless the provisions of Article XVII or Article XVIII apply) or excuse such obligations as this Lease may otherwise impose on the party to obey, remedy or avoid such event; moreover should the work performed by Tenant or Tenant's contractor result in a strike, lockout and/or labor dispute, such strike, lockout and/or labor dispute shall not excuse Tenant's performance. Further, Landlord's reduction of heat, light, air conditioning, or any other services whatsoever to the Shopping Center because of any similar or dissimilar event constituting a cause for excusable delay hereunder shall not relieve Tenant from its obligations pursuant to Article VII of this Lease except to the extent such reduction results in a substantial and material interference with Tenant's ability to conduct its business in the Premises or perform Tenant's Work. The party impacted by any event hereunder shall notify the other party in writing promptly after the first occurrence of any such event, and the cause, specifying the nature thereof and the period of time contemplated or necessary for performance, and the burden of proof as to the impact of the event shall be on the party asserting the delay.

         SECTION 27.05 NOTICES.

         Notwithstanding the fact that certain descriptions elsewhere in this Lease of notices required to be given by one party to the other may omit to state that such notices shall be in writing, any notice, demand, request or other instrument which may be or is required to be given under this Lease shall be in writing and sent by (i) United States certified mail, return receipt requested, postage prepaid, (ii) telegram, mailgram, or other electronic medium using a third party carrier, (iii) United States express mail, (iv) air courier (such as Federal Express), (v) personal delivery or (vi) any other method creating a receipt, waybill or other indication of delivery, and shall be addressed (a) if to the Landlord, at the address set forth on the Data Sheet, or such other address or addresses as Landlord may designate by written notice, together with copies thereof to such other parties designated by Landlord and,
(b) if to Tenant, at the Premises or the address set forth on the Data Sheet, or such other address or addresses as Tenant shall designate by written notice provided that Tenant's address for notices shall be a street address and not a post office box. Landlord may, at its sole discretion, provide such notice to Tenant solely to the Premises and such delivery of notice shall be conclusively presumed to be notice to the Tenant for all purposes under this Lease or applicable law. Notices shall be deemed given upon receipt or refusal of the intended recipient.

         SECTION 27.06 CAPTIONS AND SECTION NUMBERS.

         The captions, section numbers, article numbers and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

         SECTION 27.07 BROKER'S COMMISSION.

         Tenant represents and warrants to Landlord that there are and shall be no claims for brokerage commissions or finder's fees in connection with this Lease, and each party agrees to indemnify the other and hold it harmless from all liabilities arising from any claim for brokerage commissions and finder's fees in connection with this Lease. Such agreement shall survive the termination of this Lease.

         SECTION 27.08 RECORDING.

         Tenant shall not record this Lease or any short form or memorandum of this Lease. Tenant, upon the request of Landlord's ground lessor(s), mortgagee(s) or beneficiary(ies) under deed(s) of trust, shall execute and acknowledge a short form or memorandum of this Lease for recording purposes.

         SECTION 27.09 FURNISHING OF FINANCIAL STATEMENTS.

         Tenant has provided Landlord at or prior to the date of this Lease with statements reflecting its financial condition as of a date within the last twelve (12) months as an inducement to Landlord to enter into this Lease, and Tenant hereby represents and warrants that its financial condition has not materially changed since the date of those statements. Upon Landlord's written request in connection with a proposed sale, transfer or financing transaction with respect to all or any portion of the Shopping Center, Tenant shall promptly furnish Landlord, from time to time, but not more frequently than once in any lease year, with financial statements reflecting Tenant's then current financial condition and written evidence of ownership of controlling stock interest if Tenant is a corporation or controlling partnership interest if Tenant is a partnership. Landlord shall treat such financial statements and information provided to it pursuant to Articles III and IV of this Lease confidentially, and shall not disclose them except to Landlord's lenders or otherwise as reasonably necessary for the operation of the Shopping Center or administration of Landlord's business or unless disclosure is required by any judicial or administrative order or ruling.

         SECTION 27.10 WAIVER OF COUNTERCLAIM OR DEFENSES IN ACTION FOR POSSESSION.

         Landlord and Tenant agree that in any action brought by Landlord to obtain possession of the Premises, the parties desire an expeditious resolution of such litigation. Accordingly, Tenant shall not file and hereby waives the right to file any non-compulsory counterclaim in such action.

         SECTION 27.11 TRANSFER OF LANDLORD'S INTEREST.

         In the event of any transfer or transfers of Landlord's interest in the Premises including a so-called sale-leaseback, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer, provided that (a) the interest of the transferor, as Landlord, in any funds then in the hands of Landlord in which Tenant has an interest shall be turned over, subject to such obligations, to the then transferee; and (b) notice of such sale, transfer or lease shall be given to Tenant as required by law. Upon the transfer of any such lease in a sale-leaseback transaction prior to termination of this Lease, the former lessee thereunder shall become and remain liable as Landlord hereunder until a further transfer. No holder of a mortgage to which this Lease is or may be subordinate, and no lessor under a so-called sale-leaseback, shall be responsible in connection with the security deposited hereunder, unless such mortgagee or holder of such deed of trust or lessor shall have actually received the security deposited hereunder (nothing herein shall be deemed to waive the obligation of the party holding such deposit to transfer such deposit to its successor in interest under this Lease).

         SECTION 27.12 FLOOR AREA.

         (a) "Floor Area" as used in this Lease means with respect to any leasable area in the Shopping Center, the aggregate number of square feet of floor space of all floor levels therein, including any mezzanine space, measured from (i) the outside faces of all perimeter walls thereof other than any demising wall separating such premises from other leasable premises, (ii) the center lines of any such demising wall, (iii) the outside face of any interior wall, and (iv) the building and/or leaseline adjacent to any entrance to such premises.

         (b) For the purposes of this Lease, in determining the gross leasable Floor Area or the gross leased and occupied Floor Area of the Shopping Center, there shall be excluded therefrom any premises leased for the operation of a U.S. Government Post Office facility or other governmental facility, a child care center, community room, library, project offices and related rooms, movable retail merchandising units and temporary uses or units located in the Common
Areas. No deduction or exclusion from Floor Area shall be made by reason of columns, ducts, stairs, elevators, escalators, shafts or other interior construction or equipment. At the Commencement Date, the gross leased and occupied Floor Area in effect for the whole of any lease year shall be the actual gross leased and occupied Floor Area in effect during such lease year. Landlord reserves the right during the Term to change the method of computation to determine Floor Area on a monthly or quarterly "average" basis.

         (c) Tenant, at its option and at its sole cost and expense, shall have the right to remeasure the Premises with a representative of Landlord present within thirty (30) days after the Premises are delivered to Tenant, and in the event that the actual Floor Area of the Premises as properly calculated in accordance with this Section 27.12 varies from Floor Area set forth in the Data Sheet, then Landlord and Tenant agree that the Floor Area of the Premises as set forth on the Data Sheet shall be changed to reflect such adjusted Floor Area and the Minimum Annual Rental set forth in the Data Sheet, shall be proportionately adjusted effective as of the Rental Commencement Date (and the Percentage Breakpoints set forth in the Data Sheet shall be proportionately adjusted to correspond to the adjusted Minimum Annual Rental) and all Additional Rental that is calculated on the basis of Floor Area of the Premises shall be calculated on the basis of the adjusted Floor Area. If Tenant does not exercise its right to re-measure the Floor Area as provided herein, Tenant hereby acknowledges and agrees that Tenant shall automatically be deemed to have absolutely and unconditionally (i) waived such right, (ii) accepted the Floor Area calculation as set forth in the Data Sheet, and (iii) released and waived any rights it may have against Landlord in the event the Floor Area calculation set forth in the Data Sheet is different from the actual Floor Area.

         SECTION 27.13 INTEREST ON PAST DUE OBLIGATIONS.

         Any amount due from Tenant to Landlord hereunder which is not paid when due (including, without limitation, amounts due as reimbursement to Landlord for costs incurred by Landlord in performing obligations of Tenant hereunder upon Tenant's failure to so perform) shall bear interest at the lesser of (a) the "Prime Rate" as published in Wall Street Journal plus three percent (3%); or (b) the highest rate then allowed under the usury laws of the state where the Shopping Center is located from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

         SECTION 27.14 LIABILITY OF LANDLORD.

         If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Shopping Center and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Shopping Center subject, nevertheless to the rights of Landlord's mortgagee, and neither Landlord nor any of the partners comprising the partnership which may be the Landlord herein shall be liable for any deficiency.

         SECTION 27.15 ACCORD AND SATISFACTION.

         Payment by Tenant or receipt by Landlord of a lesser amount than the Rental or other charges herein stipulated shall be deemed to be on account of the earliest Rental or other charges due from Tenant to Landlord. No endorsements or statement on any check or any letter accompanying any check or payment as Rental or other charges shall be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of any and all Rental or other charges due from Tenant to Landlord or to pursue any other remedy provided in this Lease or by law.

         SECTION 27.16 EXECUTION OF LEASE; NO OPTION.

         The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other premises in the Shopping Center. Execution of this Lease by Tenant and the return of same to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has executed and delivered this Lease to Tenant.

         SECTION 27.17 GOVERNING LAW.


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


         This Lease shall be governed by and construed in accordance with laws of the state where the Premises is situated. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent be invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties, to the extent possible; in any event, all other provisions of this Lease shall be deemed valid and enforceable to the full extent.

         SECTION 27.18 SPECIFIC PERFORMANCE OF LANDLORD'S RIGHTS.

         Landlord shall have the right to obtain specific performance of any and all covenants or obligations of Tenant under this Lease, and nothing contained in this Lease shall be construed as or shall have the effect of abridging such right.

         SECTION 27.19 SURVIVAL OF TENANT'S OBLIGATIONS.

         All obligations of Tenant under this Lease which cannot be ascertained to have been fully performed prior to the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease.

         SECTION 27.20 CERTAIN RULES OF CONSTRUCTION.

         Time is of the essence each party's performance of this Lease. Notwithstanding the fact that certain references elsewhere in this Lease to acts required to be performed by Tenant hereunder, or to breaches or defaults of this Lease by Tenant, omit to state that such acts shall be performed at Tenant's sole cost and expense, or omit to state that such breaches or defaults by Tenant are material, unless the context clearly implies to the contrary, each and every act to be performed or obligation to be fulfilled by Tenant pursuant to this Lease shall be performed or fulfilled at Tenant's sole cost and expense, and all breaches or defaults by Tenant hereunder shall be deemed material (but shall be subject to any applicable notice and cure period provided for in Section 19.01 of this Lease). Tenant shall be fully responsible and liable for the observance and compliance by concessionaires of and with all the terms and conditions of this Lease, which terms and conditions shall be applicable to concessionaires as fully as if they were the Tenant hereunder; and failure by a concessionaire fully to observe and comply with the terms and conditions of this Lease shall constitute a default hereunder by Tenant. Nothing contained in the preceding sentence shall constitute a consent by Landlord to any concession, subletting or other arrangement proscribed by Article XIV.

         SECTION 27.21 CONFIDENTIALITY.

         Any and all information contained in this Lease or provided to or by Tenant and/or Landlord by reason of the covenants and conditions of this Lease, economic or otherwise, shall remain confidential between Landlord and Tenant and shall not be divulged to third parties; provided, however Landlord shall be permitted to divulge the contents of statements and reports derived and received in connection with the provisions of Article III and Article IV in connection with any contemplated sales, transfers, assignments, encumbrances or financing arrangements of Landlord's interest in the Shopping Center or in connection with any administrative or judicial proceedings in which Landlord is involved where Landlord may be required to divulge such information. This Section shall not prohibit Tenant from making reasonably necessary disclosures of the provisions of this Lease to Tenant's employees, representatives, parent, subsidiaries, affiliates, attorneys, accountants, financial analysts or consultants, lenders, and actual and potential sublessees, assignees or purchasers, and as required by any governmental or regulatory agency or stock exchange or in any judicial proceeding.

         SECTION 27.22 ATTORNEY FEES.

         If at any time after the date that this Lease has been executed by Landlord and Tenant, either Landlord or Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for the reasonable expenses of attorneys' fees and all costs and disbursements incurred therein by the prevailing party, including, without limitation, any such fees, costs or disbursements incurred on any appeal from such action or proceeding. Subject to the provisions of local law, the prevailing party shall recover all such fees, costs or disbursements as costs taxable by the court or arbiter in the action or proceeding itself without the necessity for a cross-action by the prevailing party.

       Notwithstanding anything to the contrary contained herein, if Landlord is compelled to engage the services of attorneys (either outside counsel or in-house counsel) to enforce the provisions of this Lease, to the extent that Landlord incurs any cost or expense (including such reasonable attorney fees for outside counsel or payroll and overhead expenses for in-house counsel, as the case may be) in connection with such enforcement, including instituting, prosecuting or defending its rights in any action, proceeding or dispute by reason of any default by Tenant, or as otherwise set forth in this Section 27.22 or elsewhere in this Lease, the sum or sums so paid or billed to Landlord, together with all interest, costs and disbursements, shall be deemed Additional Rent and shall be due from Tenant immediately upon receipt of an invoice therefor following the occurrence of such expenses.

         SECTION 27.23 INDEX.


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


         As used in this Lease, the term "Index" shall mean the Consumer Price Index For All Urban Consumers (1982-84=100), U.S. City Average, All Items, published by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event such Index is not published by the Bureau of Labor Statistics or another governmental agency at any time during the Term of this Lease, the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority and as selected by Landlord shall be used for making any computation under this Lease otherwise to be made on the basis of the Index. If during the Term the Consumer Price Index is changed or discontinued, Landlord shall choose a comparable index, formula or other means of measurement of the relative purchasing power of the dollar and such substitute index, formula or other means shall be utilized in place of the Consumer Price Index as if it had been originally designated in this Lease.

         SECTION 27.24 WAIVER OF TRIAL BY JURY.

         LANDLORD AND TENANT DESIRE AND INTEND THAT ANY DISPUTES ARISING BETWEEN THEM WITH RESPECT TO OR IN CONNECTION WITH THIS LEASE BE SUBJECT TO EXPEDITIOUS RESOLUTION IN A COURT TRIAL WITHOUT A JURY. THEREFORE, LANDLORD AND TENANT EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING OR OTHER HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD OR ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

         SECTION 27.25 MORTGAGEE CHANGES.

         Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by any current or future ground lessor or holder of a mortgage or deed of trust or such similar financing instrument covering Landlord's fee or leasehold interest in the Premises, as the case may be, so long as such changes do not materially alter the economic terms of this Lease or otherwise materially diminish the rights or materially increase the obligations of Tenant.

         SECTION 27.26 REAL ESTATE INVESTMENT TRUST.

         Landlord and Tenant agree that Minimum Annual Rental, Percentage Rental and all Additional Rent paid to Landlord under this Lease (collectively referred to in this Section as "Rent") shall qualify as "rents from real property" within the meaning of Section 856(d) and Section 512(b)(3)of the Internal Revenue Code of 1986, as amended (the "Code") and the U.S. Department of Treasury Regulations promulgated thereunder (the "Regulations"). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as "rents from real property" for the purposes of Section 856(d) or Section 512(b)(3) of the Code and the Regulations promulgated thereunder, other than by reason of the application of Section 856(d)(2)(B) or 856(d)(5) of the Code or the Regulations relating thereto, then such Rent shall be adjusted so that, in Landlord's sole discretion, it will so qualify; as "rents from real property", provided, however, that any adjustments required pursuant to this Section shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment.

         SECTION 27.27 STORAGE UNIT.

         (a) As part of this Lease, Landlord also leases to Tenant that certain storage space shown on Exhibit A2 containing approximately four hundred (400) square feet of Floor Area for the storage of Tenant's supplies used in the operation of Tenant's business in the Premises ("Storage Unit").

Landlord's Work in connection with the Storage Unit shall be limited to the installation of 6" metal demising studs. Tenant shall, at Tenant's sole cost and expense, perform all other work necessary to prepare the Storage Unit for Tenant's use (including the extension of utilities) and such work shall be performed in accordance with this Lease, Tenant's Final Plans and Specifications as approved by Landlord, and any criteria provided by Landlord for such work.

         (b) As consideration for Tenant's use of the Storage Unit, Tenant shall pay Landlord the sum of Forty Dollars ($40.00) per square foot of Floor Area of the Storage Unit per annum ("Storage Unit Rent"). Commencing February 1, 2007, and each February 1st thereafter, the Storage Unit Rent shall increase by two percent (2%). In addition, Tenant shall be responsible for the payment of all utilities serving the Storage Unit as billed by Landlord and designated as Additional Rent.

         (c) The Storage Unit shall be considered a part of the Premises and shall be subject to all of the terms and conditions of this Lease, including Insurance as set forth in Section 11.01. The term of Tenant's occupancy of the Storage Unit shall at all times coincide with the Term of this Lease. The
Storage Unit shall not be considered part of Premises for the purpose of calculating Rental under the Lease other than the Storage Unit Rent and except as expressly provided in Section 2.04 of the Lease.

         (d) Landlord shall have the right to relocate the Storage Unit to another storage space in the Shopping Center upon thirty (30) days written notice to Tenant ("Relocated Storage Unit"). Landlord shall pay the costs of renovating the Relocated Storage Unit so that the same are reasonably comparable to the original Storage Unit (including leasehold improvements), and of moving and reinstalling Tenant's trade fixtures.

       IN WITNESS WHEREOF, Landlord and Tenant, personally or by their duly authorized agents, have executed this Lease as of the day and year first above written.


BLUE HOLDINGS, INC.,
a Nevada corporation


By:           /S/ PAUL GUEZ
    -------------------------------
Print Name:       PAUL GUEZ
Its:              CEO AND PRESIDENT


By:           /S/ PATRICK CHOW
    -------------------------------
Print Name:       PATRICK CHOW
Its:              CFO & SECRETARY


         TENANT



EMPORIUM DEVELOPMENT, L.L.C.,
a Delaware limited liability company

By: Westfield Emporium LLC, a Delaware limited liability company, its managing member

By: Westfield America Limited Partnership, a Delaware limited partnership, its sole member

By:      Westfield America, Inc., a Missouri corporation, its general partner


By:
         -----------------------------------

         LANDLORD

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